    As filed with the Securities and Exchange Commission on January 13, 2004
================================================================================
                                                    Registration No. ___________

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                   DELAWARE                            NEWTECH BRAKE CORP.                             11-3500919
(State or Other Jurisdiction of Incorporation       (Name of Registrant in Our            (I.R.S. Employer Identification No.)
               or Organization)                              Charter)

             779 INDUSTRIAL BLVD.                              7389                                  YVON RANCOURT
          BLAINVILLE, QUEBEC J7C 3V3               (Primary Standard Industrial                   779 INDUSTRIAL BLVD.
              (450) 434-6432                        Classification Code Number)               BLAINVILLE,  QUEBEC J7C 3V3
 (Address and telephone number of Principal                                                         (450) 434-6432
   Executive Offices and Principal Place of                                           (Name, address and telephone number of agent
                  Business)                                                                           for service)

                                                            COPIES TO:

           Clayton E. Parker, Esq.                                                              Ronald S. Haligman, Esq.
          Kirkpatrick & Lockhart LLP                                                           Kirkpatrick & Lockhart LLP
   201 South Biscayne Boulevard, Suite 2000                                             201 South Biscayne Boulevard, Suite 2000
             Miami, Florida 33131                                                                 Miami, Florida 33131
          Telephone: (305) 539-3300                                                            Telephone: (305) 539-3300
          Facsimile: (305) 358-7095                                                            Facsimile: (305) 358-7095

         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                 CALCULATION OF REGISTRATION FEE
=================================================================================================================================
  TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE    PROPOSED MAXIMUM OFFERING      PROPOSED MAXIMUM          AMOUNT OF
          TO BE REGISTERED               REGISTERED         PRICE PER SHARE(1)        AGGREGATE OFFERING    REGISTRATION FEE(2)
                                                                                           PRICE(1)
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001           22,762,033                 $1.10                $25,038,236.30            $2,025.59
  per share
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                                    22,762,033                 $1.10                $25,038,236.30            $2,025.59
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of January 9, 2004.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   Subject to completion, dated January 13, 2004

                               NEWTECH BRAKE CORP.
                        22,762,033 SHARES OF COMMON STOCK

         This prospectus relates to the sale of up to 22,762,033 shares of NewTech Brake's common stock by certain persons who are, or will become, stockholders of NewTech Brake. Please refer to "Selling Stockholders" beginning on page 11. NewTech Brake is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. NewTech Brake will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by us. NewTech Brake has agreed to allow Cornell Capital Partners, L.P. to retain 6% of the proceeds raised by us under the Equity Line of Credit.

         The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or other principal market on which NewTech Brake's common stock is traded during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock. On January 5, 2004, the last reported sale price of our common stock was $1.12 per share.

         The selling stockholders consist of:

         o Cornell Capital Partners, which intends to sell up to 11,166,667 shares of common stock.

         o NewTech Group International Inc., which intends to sell up to 5,000,000 shares of common stock.

         o Other selling stockholders, who intend to sell up to 6,595,366 shares of common stock.

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners will pay a net purchase price of 97% of NewTech Brake's market price as calculated in the Equity Line of Credit Agreement. In addition, NewTech Brake has paid Cornell Capital Partners a one-time commitment fee of $490,000 payable by the issuance of 1,166,667 shares of common stock. The 3% discount on the purchase of the common stock to be received by Cornell Capital partners and the commitment fee are underwriting discounts. In addition, Cornell Capital Partners is entitled to retain 6% of the proceeds raised by us under the Equity Line of Credit.

         NewTech Brake has engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. Westrock Advisors, Inc. was paid a fee of $10,000 payable by the issuance of 23,810 shares of NewTech Brake's common stock.

         Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

         Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "NWTB." On January 12, 2004, we submitted an application for listing on the American Stock Exchange.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 5.

         With  the  exception  of  Cornell   Capital   Partners,   which  is  an
"underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 60 days after Cornell Capital Partners has advanced $10.0 million or 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is ___________ ___, 2004.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY........................................................................................................1
THE OFFERING..............................................................................................................2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION................................................................................3
RISK FACTORS..............................................................................................................5
FORWARD-LOOKING STATEMENTS...............................................................................................10
SELLING STOCKHOLDERS.....................................................................................................11
USE OF PROCEEDS..........................................................................................................20
DILUTION.................................................................................................................21
EQUITY LINE OF CREDIT....................................................................................................22
PLAN OF DISTRIBUTION.....................................................................................................24
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION................................................................26
DESCRIPTION OF BUSINESS..................................................................................................35
MANAGEMENT...............................................................................................................46
DESCRIPTION OF PROPERTY..................................................................................................50
LEGAL PROCEEDINGS........................................................................................................50
PRINCIPAL STOCKHOLDERS...................................................................................................51
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................................................................52
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON EQUITY AND OTHER STOCKHOLDER MATTERS...........................53
DESCRIPTION OF SECURITIES................................................................................................56
EXPERTS..................................................................................................................58
LEGAL MATTERS............................................................................................................58
HOW TO GET MORE INFORMATION..............................................................................................58
FINANCIAL STATEMENTS....................................................................................................F-1

--------------------------------------------------------------------------------

         Our audited financial statements for the fiscal year February 28, 2003, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY

                                    OVERVIEW

         The mission of NewTech Brake Corp. is to identify, develop and exploit, under licenses bought from NewTech Group International Inc., (hereafter referred to as NewTech Group) opportunities to provide a new generation of safer, more efficient and cost-effective full contact disc brakes and related components to the global heavy vehicle market.

         The motor vehicle industry has been in existence since the 19th century and can be classified as a mature and performance/cost driven. Brakes are complex, high-precision components and part of the most critical components of motor vehicles. Nevertheless, there has been no significant innovation in the brake industry for over fifty years and the caliper concept disc brake has reached its optimal development potential. As a result, the brake industry is very competitive, with a small number of suppliers, depending on economies of scale and intra-industry consolidation for growth.

         The NewTech Brake's full contact disc brake is a bold departure from conventional braking technology. In place of pads mounted on a caliper squeezing onto a disc or brake shoes expanding outwards onto a drum, the full contact brake has two circular friction rings sandwiching an inner floating rotor. The 360-degree braking force that results is similar to that of an inverted clutch, where a circular friction plate is pressed against a flywheel face to engage the transmission.

         Although the brake is a true disc design, the assembly is modular, with a hub-like cover containing the ring-shaped brake pads. Hydraulic or air brake pressure applied evenly to the circular inner pad then pushes it in contact with the floating rotor, which itself is then pressed into contact with the outer pad. The activation mechanism is a composite membrane or bellow made primarily of Kevlar.

         With a larger pad area, the same braking force is achieved with a much lower pad pressures than a conventional disc brake. This allows the brake to be installed with less expensive components, and contributes to the longevity of the friction material.

         Consistent with its objective, the Company intends to favor opportunities for strategic alliances with current suppliers to heavy vehicle OEMs. NewTech Brake Corp. prefers to be viewed as a source of progress and added value for those who want to share in its technology.

         Early in its strategic thinking, NewTech Brake Corp. had understood this industry reality, and thus decided to base its commercialization strategy on a "Push and Pull" market model.

                                    ABOUT US

         Our principal office is located at 779 Industrial Blvd., Blainville, Quebec J7C 3V3. Our telephone number is (450) 434-6432.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are, or will become, stockholders of NewTech Brake. The selling stockholders consist of:

         o Cornell Capital Partners, which intends to sell up to 11,166,667 shares of common stock.

         o NewTech Group International, Inc., which intends to sell up to 5,000,000 shares of common stock.

         o Other selling stockholders, who intend to sell up to 6,595,366 shares of common stock.

         Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $10.0 million. The amount of each advance is subject to an aggregate maximum advance amount of $420,000 in any thirty-day period, provided that each advance may not exceed $105,000. Cornell Capital Partners will purchase shares of our common stock for a 3% discount to the lowest closing bid price of our common stock for the 5 days immediately following the notice date. In addition, Cornell Capital Partners will retain 6% of each advance under the Equity Line of Credit and received a one-time commitment fee of 1,166,667 shares of common stock. Cornell Capital Partners intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

         In addition, NewTech Brake has engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. Westrock Advisors, Inc. was paid a fee of 23,810 shares of NewTech Brake's common stock.


COMMON STOCK OFFERED                                            22,762,033 shares by selling stockholders

OFFERING PRICE                                                  Market price

COMMON STOCK OUTSTANDING BEFORE THE OFFERING(1)                 66,959,872 shares of common stock

USE OF  PROCEEDS                                                We will not receive any  proceeds of the shares  offered
                                                                by the  selling  stockholders.  Any  proceeds we receive
                                                                from the sale of common  stock  under the Equity Line of
                                                                Credit  will  be  used  for  general   working   capital
                                                                purposes. See "Use of Proceeds."

RISK FACTORS                                                    The  securities  offered hereby involve a high degree of
                                                                risk  and  immediate  substantial  dilution.  See  "Risk
                                                                Factors" and "Dilution."

OTC BULLETIN BOARD SYMBOL                                       NWTB

-----------
(1) This table excludes options and warrants, which, if exercised or converted into shares of common stock, would result in NewTech Brake issuing an additional 979,250 shares of common stock.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The following information was taken from NewTech Brake's financial statements for the quarters ended August 31, 2003 (unaudited) and August 31, 2002 (unaudited) and the years ended February 28, 2003 (audited) and February 28, 2002 (audited) appearing elsewhere in this filing. This information should be read in conjunction with such financial statements and the notes thereto. In management's opinion, all adjustment (consisting of normal recurring items) considered necessary for a fair presentation have been included.

                                                        FOR THE SIX      FOR THE SIX
                                                           MONTHS           MONTHS         FOR THE YEAR      FOR THE YEAR
                                                           ENDED             ENDED            ENDED             ENDED
                                                         AUGUST 31,       AUGUST 31,       FEBRUARY 28,      FEBRUARY 28,
                                                            2003             2002              2003              2002
                                                        (UNAUDITED)       (UNAUDITED)       (AUDITED)          (AUDITED)
                                                       ------------      ------------      ------------      ------------
STATEMENT OF OPERATION DATA:
Revenues                                               $         --      $         --      $         --      $    391,013
Cost of sales                                                    --            40,801                --           575,392
Gross Profit (loss)                                              --           (40,801)               --          (184,380)

Operating expenses:
  Marketing                                                  33,135                --                --           173,877
  Salaries and payroll related                               69,780               514            17,338           174,450
  Professional fees                                          97,580            72,244           160,363           325,746
  Consulting services                                        77,792                --                --                --
  Travel                                                     21,829                --            33,763            31,763
  Rent                                                           --                --                --             2,218
  Selling, general and administrative expenses               43,833            28,718           123,082           219,262
    Total operating expenses                                343,949           101,476           334,547           927,317

Loss before other income (expense)                         (343,949)         (142,277)         (334,547)       (1,111,697)
                                                       ------------      ------------      ------------      ------------

Other income (expense):
  Gain on write-off of liabilities                     $         --      $         --      $    257,839      $         --
  Interest expense                                          (12,015)          (11,310)          (30,891)          (52,205)
  Write down on impaired software                                --                --                --           (14,375)
   Loss on abandonment of property                               --                --                --           (87,798)
   Loss on investment                                            --                --                --          (249,269)
   Foreign exchange gain (loss)                              (8,092)           (7,359)          (22,234)               --
                                                       ------------      ------------      ------------      ------------
    Total other income (expense)                            (20,107)          (18,669)          204,714          (403,648)

Profit (loss) from continuing operations                   (364,056)         (160,946)         (129,833)       (1,515,344)

Discontinued operations:

  Loss from operations of discontinued subsidiary                --                --                --          (568,145)
  Gain on debt cancellation of bankrupt subsidiary               --                --                --         1,662,750

Net result from discontinued subsidiary                          --                --                --         1,094,605

Net Profit (loss)                                          (364,056)         (160,946)         (129,833)         (420,739)
                                                       ------------      ------------      ------------      ------------

Basic weighted average common shares outstanding         63,031,105        10,012,930        25,237,215        32,695,887
                                                       ------------      ------------      ------------      ------------
Basic and diluted profit (loss) per common share       $      (0.01)     $      (0.02)     $    (0.0051)     $      (0.01)
                                                       ============      ============      ============      ============


                                                                                              FEBRUARY 28,      FEBRUARY 28,
                                                         AUGUST 31, 2003   AUGUST 31, 2002        2003              2002
                                                           (UNAUDITED)       (UNAUDITED)       (AUDITED)         AUDITED)
                                                          ------------      ------------      ------------      ------------
BALANCE SHEET DATA:
Current assets
  Cash and cash equivalents                               $     58,834      $         --      $     16,960      $         22
  Other receivables                                              8,047             7,234             1,641             8,216
                                                          ------------      ------------      ------------      ------------
    Total current assets                                        66,881             7,234            18,601             8,238

  Property and equipment, net                                  181,160            41,970                --            82,771
  Prepaid financing commitment fees                            500,000                --           500,000                --
  Licenses                                                  11,960,000        11,960,000        11,960,000                --
                                                          ------------      ------------      ------------      ------------
    Total assets                                          $ 12,708,041      $ 12,009,204      $ 12,478,601      $     91,009

Current liabilities
  Bank overdraft                                          $      3,018      $         --      $         --      $         --
  Accounts payable and accrued liabilities                $    294,296      $    485,282           294,986           503,796
  Short term borrowings (principally related parties)           20,000            51,819           175,118            85,172
  Current portion of long term debt                            200,898                --           135,507                --
    Note payable on licenses acquisition (related
      party)                                                 5,960,000                --                --                --

    Total current liabilities                                  515,194         6,500,119           605,611           588,968

  Long term debt                                               618,919           192,600            65,391           187,500

  Total liabilities                                       $  1,134,113      $  6,692,719      $    671,002      $    776,468

Shareholders' Equity
  Common stock, $0.0001 par value; authorized
    200,000,000 shares in 2003 and 50,000,000 shares
    in 2002;
    Shares issued and outstanding - 66,959,872,
    32,789,395, 63,779,872 and 45,822,337,
    respectively                                                 6,693             3,276             6,375             4,582
  Paid in capital                                           19,751,524        10,258,941        16,715,842         4,094,742
  Accumulated deficit                                       (5,278,689)       (4,945,732)       (4,914,619)       (4,797,385)
  Accumulated other comprehensive income                            --                --                --            12,600
    Total shareholders' equity                              11,573,928        (5,316,485)       11,807,598          (685,461)
                                                          ------------      ------------      ------------      ------------
  Total liabilities and shareholders' equity              $ 12,708,041      $ 12,009,204      $ 12,478,601      $     91,009
                                                          ============      ============      ============      ============

                                  RISK FACTORS

         We are subject to various risks that may materially harm our business, financial condition and results of operations. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

         We have historically lost money. For the six months ended August 31, 2003 and August 31, 2002, we had a net loss of $364,056 and $160,946, respectively. For the years ended February 28, 2003 and February 28, 2002, we had a net loss of $129,833 and $420,739, respectively. Future losses are likely to occur. Accordingly, we may experience significant liquidity and cash flow problems because our operations are not profitable. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS

         We  have  relied  on  significant   external   financing  to  fund  our
operations. Such financing has historically come from a combination of borrowings and sale of securities from third parties and funds provided by certain officers and directors. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing may be required to cover our operating costs.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS

         Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the year ended February 28, 2003 financial statements, which states that NewTech Brake had operating losses and management has determined that it will require additional capital to continue funding operations and meet its obligations as they come due which raises substantial doubt about its ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We expect to be able to continue operations for six months with the cash currently on hand.

WE HAVE A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON MAY 31, 2003 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES ON THAT DATE

         We had a working capital deficit of $448,313 at August 31, 2003, which means that our current liabilities exceeded our current assets on August 31, 2003 by $448,313. Current assets are assets that are expected to be converted into cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on August 31, 2003 were not sufficient to satisfy all of our current liabilities on that date.

OUR DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS FOR A SUBSTANTIAL AMOUNT OF OUR FUTURE SALES COULD LEAD TO FLUCTUATIONS IN OUR FUTURE OPERATING RESULTS

         Our business depends on sales of our products to a limited number of customers, effectively the manufacturers of autos and trucks, and currently we do not have any firm orders. Any of the manufacturers with which we are currently exploring supply relationships could decide not to use our products. The inability to sign up a significant customer could have a material adverse effect on our future revenues and operations.

VARIATIONS IN THE TIME IT TAKES US TO SELL OUR PRODUCTS MAY CAUSE FLUCTUATIONS IN OUR OPERATING RESULTS

         Variations in the length of our sales cycles could cause our revenue to fluctuate widely from period to period. Because our operating expenses are relatively fixed over the short term, these fluctuations could cause our operating results to suffer in some future periods. Our customers generally take a long time to evaluate our products, and the evaluation process can be complex. Because of the number of factors influencing the sales process, the period between our initial contact with a potential new customer and the time when we recognize revenue from that customer may vary significantly. Our sales cycles typically range from one to two years. For larger opportunities with new customers, however, these cycles can be much longer.

WE DEPEND ON THIRD-PARTY MANUFACTURERS

         We expect to depend on third parties to manufacture our products. There are a limited number of potential qualified manufacturers. A failure to maintain a reliable manufacturing supply source could have a material adverse effect on our business, financial condition or results of operations.

OUR PRODUCTS MAY CONTAIN DEFECTS AND WE MAY INCUR SIGNIFICANT EXPENSES IN ATTEMPTING TO CORRECT DEFECTS OR DEFENDING OURSELVES IN LAWSUITS OVER SUCH DEFECTS

         Our products and some of the key components supplied to us by third parties incorporate complex technology, software and hardware. Despite rigorous testing, undetected errors, defects or "bugs" may cause product failures at any time. We may not be able to sell our products if they have reliability, quality or compatibility problems. Moreover, errors, defects or "bugs" can result in additional development costs, diversion of technical and other resources from our other development efforts, liability claims by our customers or others against us, or the loss of credibility with our current and prospective customers. Reliability, quality or compatibility problems with our products could have a material adverse effect on our business, financial condition or results of operations.

OUR FUTURE GROWTH COULD BE IMPAIRED IF WE ARE UNABLE TO EXPAND OUR DIRECT SALES AND SUPPORT INFRASTRUCTURE

         Our future revenue growth will depend in large part on our ability to successfully expand our direct sales force and our customer support capability. We may not be able to successfully manage the expansion of these functions or to recruit and train additional direct sales, consulting and customer support personnel. There is presently a shortage of qualified personnel to fill these positions. If we are unable to hire and retain additional highly skilled direct sales personnel, we may not be able to increase our revenue to the extent necessary to achieve profitability. If we are unable to hire highly trained consulting and customer support personnel we may be unable to meet customer demands. We are not likely to be able to increase our revenues as we plan if we fail to expand our direct sales force or our consulting and customer support staff. Even if we are successful in expanding our direct sales force and customer support capability, the expansion may not result in revenue growth.

WE DO NOT CURRENTLY HAVE INSURANCE COVERAGE AND WE MAY NOT HAVE SUFFICIENT FUNDS TO COVER ALL POTENTIAL PRODUCT LIABILITY AND WARRANTY CLAIMS

         The failure of our products to perform as expected could give rise to product liability and warranty claims. A successful claim against us would force us to use our own resources to pay the claim, which could result in a reduction of our working capital available for other uses, as well as an increase in our expenses and a negative effect on our operating results.

OUR FULL CONTACT DISC BRAKE BUSINESS IS IN ITS INFANCY

         Our prospects are subject to the difficulties frequently encountered by companies in the early stage of development in new and evolving markets. These difficulties include the following:

         o substantial delays and expenses related to testing and developing of our new products;

         o marketing and distribution problems encountered in connection with our new and existing products and technologies;

         o  competition from larger and more established companies;

         o  delays in reaching our marketing goals;

         o difficulty in recruiting qualified employees for management and other positions;

         o  lack of sufficient customers, revenues and cash flow; and

         o  limited financial resources.

         We may continue to face these and other difficulties in the future, some of which may be beyond our control. If we are unable to successfully address these problems, our business will suffer and our stock price could decline.

THE PRICE OF OUR STOCK MAY BE AFFECTED BY A LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

         Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our stock will develop. An absence of an active trading market could adversely affect our stockholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR SUCCESS IS HIGHLY DEPENDANT UPON OUR ABILITY TO COMPETE AGAINST COMPETITORS THAT HAVE SIGNIFICANTLY GREATER RESOURCES THAN WE DO

         The motor vehicle industry is highly competitive, and we believe that this competition will intensify. The segment of the disc brake industry that supplies all vehicles with brakes is also extremely competitive. Many of our competitors have longer operating histories, significantly greater financial, technical, product development, and marketing resources, greater name recognition or larger client bases than we do. Therefore, it will be more difficult for us to achieve significant market share.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

         o  With a price of less than $5.00 per share;

         o  That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

         Our success largely depends on the efforts and abilities of key executives and consultants, including Yvon Rancourt, the Chairman of the Board and our President. The loss of the services of Mr. Rancourt could materially harm our business because of the cost and time necessary to replace and train replacements. Such losses would also divert management attention away from operational issues. We presently do not maintain key-man term life insurance policies on Mr. Rancourt.

                         RISKS RELATED TO THIS OFFERING

EXISTING STOCKHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

         The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, for a given advance, we will need to issue a greater number of shares of common stock under the Equity Line of Credit as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE INVESTOR UNDER THE LINE OF CREDIT WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

         The common stock to be issued under the Equity Line of Credit will be issued at a 3% discount to the lowest closing bid price for the 5 days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE PUBLIC MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

         The selling stockholders intend to sell the shares of common stock being registered in this offering in the public market. That means that up to 22,762,033 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

THE SALE OF OUR STOCK UNDER OUR EQUITY LINE OF CREDIT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FURTHER DECLINE OF OUR STOCK PRICE

         The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the Equity Line of Credit could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP

         Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

         We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Equity Line of Credit, in large part. No assurances can be given that such financing will be available in sufficient amounts or at all when needed.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. The table identifies the selling stockholders. None of the selling stockholders have held a position or office, or had any other material relationship, with NewTech Brake, except as follows:

         o Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

         o Westrock Advisors, Inc. is a registered broker-dealer that has been retained by NewTech Brake. It has provided advice to NewTech Brake in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 23,810 shares of common stock, which shares are being registered in this offering. Greg Martino, President of Westrock Advisors, Inc., makes the investment decisions on behalf of Westrock Advisors, Inc.

         o Yvon Rancourt, the President, Chief Operating Officer and Chairman of the Board of NewTech Brake, makes the investment decisions for NewTech Group International Inc. and is a majority shareholder, along with his brother, Mr. Claude Rancourt, a director and the Secretary of NewTech Brake.

         o  Gaston Rioux makes the investment decisions for 145088 Canada Inc.

         o J. Jacques Paquet makes the investment decisions for 3603181 Canada Inc.

         o  Sergio  Gentile makes the  investment  decisions for 3767728  Canada
            Inc.

         o Francois Paquin makes the investment decisions for 9008-4799 Quebec Inc.

         o  Jerome Guerin makes the  investment  decisions for 9065-6497  Quebec
            Inc.

         o Jean-Remis Ouellet makes the investment decisions for 9069-3649 Quebec Inc.

         o  Yvan Bourcier  makes the investment  decisions for 9091-1595  Quebec
            Inc.

         o Francis Champagne makes the investment decisions for 9103-3423 Quebec Inc.

         o  Denis Belley makes the  investment  decisions for  9116-2214  Quebec
            Inc.

         o  Steve Koussaya makes the investment decisions for Aravest Ltd.

         o  Jean Filippi makes the investment decisions for Au Petit Extra Inc.

         o  Brian McMullan makes the investment decisions for Bee Hive.

         o  Andre  Couillard  makes  the  investment   decisions  for  Couillard
            Crichton Inc.

         o  Chris Labropoulos makes the investment decisions for Doculab Inc.

         o  Martin Bolduc makes the investment decisions for Emile Bolduc Inc.

         o Clement Turcotte makes the investment decisions for Erabliere C. Turcotte Inc.

         o Marcel Pontbriand makes the investment decisions for Fiducie Marcel & Samuel Pontbriand.

         o Claude Rioux makes the investment decisions for Gestion Claude Rioux Inc.

         o Denis Fillion makes the investment decisions for Gestion Denis Fillion Inc.

         o Denis Gamache makes the investment decisions for Gestion Denis Gamache Inc.

         o Mario Labonte makes the investment decisions for Gestion Roch Lessard Inc.

         o Roger Simard makes the investment decisions for Gestion Roger Simard Ltee.

         o Renald Drouin makes the investment decisions for Les Entreprises R. Drouin Ltee.

         o Marcel Pontbriand makes the investment decisions for Les Meubles Wylsam Inc.

         o Gilles Maillot makes the investment decisions for Les Placements G. Mailhot Inc.

         o  Steve Saleen makes the investment decisions for Saleen Inc.

         o  John Zammit makes the investment decisions for Trinity Capital.

         o Claudine Deschenes makes the investment decisions for Velocite International Inc.

         o Jocelyn Duchesne makes the investment decisions for Ventilation G.R. Inc.


                  The table follows:

                                                             PERCENTAGE OF                                     PERCENTAGE OF
                                                              OUTSTANDING                                       OUTSTANDING
                                                SHARES           SHARES       SHARES TO BE                         SHARES
                                             BENEFICIALLY     BENEFICIALLY   ACQUIRED UNDER    SHARES TO BE     BENEFICIALLY
                                             OWNED BEFORE     OWNED BEFORE     THE LINE OF      SOLD IN THE     OWNED AFTER
SELLING STOCKHOLDER                            OFFERING         OFFERING         CREDIT          OFFERING       OFFERING(1)
------------------------------------      ----------------   --------------  --------------   --------------  ----------------
145088 Canada Inc.                                  5,000                                             5,000           0%
3603181 Canada Inc.                                40,430                                            40,430           0%
3767728 Canada Inc.                                26,500                                            26,500           0%
9008-4799 Quebec Inc.                              26,276                                            26,276           0%
9065-6497 Quebec Inc.                              30,000                                            30,000           0%
9069-3649 Quebec Inc.                              18,070                                            18,070           0%
9091-1595 Quebec Inc.                              84,000                                            81,000           *
9103-3423 Quebec Inc.                              13,700                                            13,700           0%
9116-2214 Quebec Inc.                           2,500,000                                         2,500,000           0%
Marie-Claude Abbatiello                             6,000                                             6,000           0%
Benjamin Alexandre                                  6,545                                             6,545           0%
Jules Allard                                        5,000                                             5,000           0%
Louise April                                        1,125                                             1,125           0%
Aravest Ltd.                                       55,585                                            55,585           0%
Marguerite Arduini                                 30,000                                            30,000           0%
Au Petit Extra Inc.                                60,000                                            52,800           *
Benoit Babin                                        1,975                                             1,975           0%
Guylaine Barbeau                                    5,000                                             5,000           0%
Gilles Beaudoin                                       815                                               815           0%
Gerard Bedard                                       1,140                                             1,140           0%
Bee Hive                                            6,150                                             6,150           0%

                                                             PERCENTAGE OF                                     PERCENTAGE OF
                                                              OUTSTANDING                                       OUTSTANDING
                                                SHARES           SHARES       SHARES TO BE                         SHARES
                                             BENEFICIALLY     BENEFICIALLY   ACQUIRED UNDER    SHARES TO BE     BENEFICIALLY
                                             OWNED BEFORE     OWNED BEFORE     THE LINE OF      SOLD IN THE     OWNED AFTER
SELLING STOCKHOLDER                            OFFERING         OFFERING         CREDIT          OFFERING       OFFERING(1)
------------------------------------      ----------------   --------------  --------------   --------------  ----------------
Suzanne Belair                                     10,881                                            10,881           0%
Claude Belanger                                     5,000                                             5,000           0%
Celine Bellemarre                                   8,000                                             8,000           0%
Michel Bergeron                                     5,500                                             5,500           0%
Claude Bernard                                      1,000                                             1,000           0%
Sophie Bernard                                      1,000                                             1,000           0%
Victor Bernard                                      3,260                                             3,260           0%
Danielle Bibeau                                     5,000                                             5,000           0%
Pierre Blouin                                      15,450                                            15,450           0%
Ginette Boire                                       1,960                                             1,960           0%
Sylvie Boire                                          915                                               915           0%
Martin Boisvert                                       670                                               670           0%
Michel Bolduc                                       2,720                                             2,720           0%
Benoit Bouchard                                    54,313                                            54,313           0%
Francine Bouchard                                  10,890                                            10,890           0%
Jean Bouchard                                      85,870                                            85,870           0%
Juliette Bouchard                                   9,095                                             9,095           0%
Luc Bouchard                                        4,700                                             4,700           0%
Serge Bouchard                                     12,125                                            12,125           0%
Aristide Boulianne                                  2,000                                             2,000           0%
Eric Bourgault                                        500                                               500           0%
Helene Bourque & Pierre Drouin                     15,235                                            15,235           0%
Cecile Bouthillier                                  3,500                                             3,500           0%
Luc Bouthillier                                    22,532                                            22,532           0%
Martin Bouthillier                                  9,180                                             9,180           0%
Dominique Boutin                                    7,000                                             7,000           0%
Celine Breton                                       5,400                                             5,400           0%
Rene Brunet                                         5,000                                             5,000           0%
Guy Busque                                         10,000                                            10,000           0%
Ginette Carmel                                      1,750                                             1,750           0%
Michel Carmel                                       4,000                                             4,000           0%
Ghyslain Carrier                                   39,707                                            39,707           0%
Serge Carrier                                      39,040                                            39,040           0%
Claude Catellier                                   25,735                                            25,735           0%
Louis Chamberland                                     410                                               410           0%
Monelle Chamberland                                 4,000                                             4,000           0%
Ginette R. Champagne                                6,850                                             6,850           0%
Gino Champagne                                      1,250                                             1,250           0%
Jessica Champagne                                   4,000                                             4,000           0%
Rejean Champagne                                    2,740                                             2,740           0%

                                                             PERCENTAGE OF                                     PERCENTAGE OF
                                                              OUTSTANDING                                       OUTSTANDING
                                                SHARES           SHARES       SHARES TO BE                         SHARES
                                             BENEFICIALLY     BENEFICIALLY   ACQUIRED UNDER    SHARES TO BE     BENEFICIALLY
                                             OWNED BEFORE     OWNED BEFORE     THE LINE OF      SOLD IN THE     OWNED AFTER
SELLING STOCKHOLDER                            OFFERING         OFFERING         CREDIT          OFFERING       OFFERING(1)
------------------------------------      ----------------   --------------  --------------   --------------  ----------------
Renaud Champagne                                    2,000                                             2,000           0%
Serge Champagne                                     4,000                                             4,000           0%
Serge Champoux                                      2,000                                             2,000           0%
Emilien Charest                                    10,090                                            10,090           0%
Andre Charette                                      3,075                                             3,075           0%
Pierre Charron                                      3,000                                             3,000           0%
Claude Chauvin                                      4,880                                             4,880           0%
Serge Collin                                        1,000                                             1,000           0%
Alain Constans                                     81,320                                            21,320           *
Jean-Pierre Corbeil                                   760                                               760           0%
Cornell Capital Partners, LP.                   1,166,667                       10,000,000       11,166,667           0%
Loreto Corsetti                                     1,700                                             1,700           0%
Claude Cossette                                       500                                               500           0%
David Cossette                                      1,630                                             1,630           0%
Julien Cossette                                     1,630                                             1,630           0%
Dany Cote                                          15,500                                            15,500           0%
Couillard Crichton Inc.                            10,000                                            10,000           0%
Donald Craft                                       10,870                                            10,870           0%
Michel D'Amore                                      3,080                                             3,080           0%
Isabelle Daneau                                    55,000                                            55,000           0%
Yves Danis                                          4,040                                             4,040           0%
Giacomo & Emilio D'Annessa                          6,000                                             6,000           0%
Carole David                                        1,000                                             1,000           0%
Vincent David                                       2,350                                             2,350           0%
Denise Decelles                                    15,650                                            15,650           0%
Raymond Decelles                                    6,450                                             6,450           0%
Monique Demers                                      1,000                                             1,000           0%
Therese Deroy                                       2,000                                             2,000           0%
Rejeanne Desilets                                  10,000                                            10,000           0%
Denis Desjardins                                   11,595                                            11,595           0%
Denise Desjardins                                   4,000                                             4,000           0%
Richard Despaties                                   3,000                                             3,000           0%
Doculab Inc.                                       17,100                                            17,100           0%
Hubert Dorris                                      32,085                                            32,085           0%
Michel Dubois                                       3,635                                             3,635           0%
Denise Dufour                                         655                                               655           0%
Lucette Dumais                                      1,000                                             1,000           0%
Andre & Diane Dumont                                2,000                                             2,000           0%
Jean-Francois Dumoulin                              4,550                                             4,550           0%
Claude Durocher                                     5,440                                             5,440           0%

                                                             PERCENTAGE OF                                     PERCENTAGE OF
                                                              OUTSTANDING                                       OUTSTANDING
                                                SHARES           SHARES       SHARES TO BE                         SHARES
                                             BENEFICIALLY     BENEFICIALLY   ACQUIRED UNDER    SHARES TO BE     BENEFICIALLY
                                             OWNED BEFORE     OWNED BEFORE     THE LINE OF      SOLD IN THE     OWNED AFTER
SELLING STOCKHOLDER                            OFFERING         OFFERING         CREDIT          OFFERING       OFFERING(1)
------------------------------------      ----------------   --------------  --------------   --------------  ----------------
Denis Durocher                                      5,240                                             3,240           *
Michel Duval                                        1,978                                             1,978           0%
Electronique Addison Ltee                         129,900                                           129,900           0%
Emile Bolduc Inc.                                   4,020                                             4,020           0%
Denise Emond                                          250                                               250           0%
Jean-Pierre Emond                                   5,000                                             5,000           0%
Sylvie Emond                                          750                                               750           0%
Erabliere C. Turcotte Inc.                         32,205                                            32,205           0%
Yvon Faust                                         13,000                                            13,000           0%
Zhuo Yong Feng                                      5,000                                             5,000           0%
Fiducie Marcel & Samuel Pontbriand                214,300                                           150,000           *
Jean Filippi                                       10,050                                             4,050           *
Denis & Michelle Fillion                            2,000                                             2,000           0%
Madeleine Fillion                                     615                                               615           0%
Marcel Forget                                       1,250                                             1,250           0%
Jonathan Fournier                                   1,865                                             1,865           0%
Michel Frechette                                    6,112                                             6,112           0%
Dominique Frenette                                    815                                               815           0%
Martine Gaboury                                     2,000                                             2,000           0%
Jimmy Gagne                                         1,610                                             1,610           0%
Sylvain Gagnon                                      5,320                                             5,320           0%
Veronique Gagnon                                    2,175                                             2,175           0%
Denis Gamache                                       2,870                                             2,870           0%
Claude Gauthier                                     2,745                                             2,745           0%
Diane Gauthier                                      1,700                                             1,700           0%
Michel Gervais                                    151,000                                            50,000           *
Gestion Claude Rioux Inc                           10,000                                            10,000           0%
Gestion Denis Fillion Inc                          24,640                                            24,640           0%
Gestion Denis Gamache Inc.                        100,404                                           100,404           0%
Gestion Roch Lessard Inc.                          44,450                                            44,450           0%
Gestion Roger Simard Ltee                          82,300                                            82,300           0%
Yves Gilbert                                       15,280                                            15,280           0%
Serge Girard                                        7,500                                             7,500           0%
Yves Girard                                         5,000                                             5,000           0%
Michelle Giroux                                    21,115                                            21,115           0%
Joel Godin                                          7,239                                             7,239           0%
Rui Carlos Gomes                                   23,272                                            23,272           0%
Michel Gou                                        108,800                                           108,800           0%
Gerald Graton                                       4,780                                             4,780           0%
Lynn Grenon                                         2,667                                             2,667           0%

                                                             PERCENTAGE OF                                     PERCENTAGE OF
                                                              OUTSTANDING                                       OUTSTANDING
                                                SHARES           SHARES       SHARES TO BE                         SHARES
                                             BENEFICIALLY     BENEFICIALLY   ACQUIRED UNDER    SHARES TO BE     BENEFICIALLY
                                             OWNED BEFORE     OWNED BEFORE     THE LINE OF      SOLD IN THE     OWNED AFTER
SELLING STOCKHOLDER                            OFFERING         OFFERING         CREDIT          OFFERING       OFFERING(1)
------------------------------------      ----------------   --------------  --------------   --------------  ----------------
Henri-Paul Grimard                                108,370                                           108,370           0%
Jerome Guevin                                      21,300                                            21,300           0%
Mirko Guida                                        24,945                                            24,945           0%
Lionel Guindon                                        405                                               405           0%
Louise Guindon                                        405                                               405           0%
Melanie Guindon                                     7,635                                             7,635           0%
Marc Andre Hudon                                   47,845                                            47,845           0%
Robert Huppe                                        8,480                                             8,480           0%
Jean-Patrice Isaac                                  5,560                                             5,560           0%
Lucie Jacob                                         5,000                                             5,000           0%
Robert Joyal                                          810                                               810           0%
Mario Labonte                                       1,500                                             1,500           0%
Claude Labreche                                     1,990                                             1,990           0%
Chris Labropoulos                                  10,150                                            10,150           0%
Denis Lachance                                     10,000                                            10,000
Simon Lacroix                                       1,115                                             1,115           0%
Marcel Landry                                       8,880                                             8,880           0%
Pierre Langlois                                     1,875                                             1,875           0%
Lionel Laroche                                      2,000                                             2,000           0%
Guylaine Laurin                                     4,040                                             4,040           0%
Gilles Lauzier                                      1,000                                             1,000           0%
Claude Leblanc                                     10,000                                            10,000           0%
Martin Leblanc                                      1,030                                             1,030           0%
Denis Leblond                                       9,760                                             9,760           0%
Yves Lebrun                                        25,835                                            25,835           0%
Michelle Lefort                                    27,000                                            27,000           0%
Eric Lefrancois                                     3,000                                             3,000           0%
Pierre Lefrancois                                  77,000                                            30,000           *
Patrick Lemieux                                       500                                               500           0%
Patrice Leonard                                     5,800                                             5,800           0%
Daniel Lepage                                         715                                               715           0%
Les Entreprises R. Drouin Ltee                      3,000                                             3,000           0%
Les Meubles Wylsam Inc.                           209,400                                           209,400           0%
Les Placements G. Mailhot Inc.                     72,000                                            72,000           0%
Robert Letourneau & Pascal Daigneault              31,050                                            31,050           0%
Nicole Lizotte                                      2,660                                             2,660           0%
Avelino Luis                                       59,751                                            59,751           0%
Daniel Lussier                                      2,415                                             2,415           0%
Savas Mallos                                        4,110                                             4,110           0%
Jean-Marc Malouin                                     400                                               400           0%

                                                             PERCENTAGE OF                                     PERCENTAGE OF
                                                              OUTSTANDING                                       OUTSTANDING
                                                SHARES           SHARES       SHARES TO BE                         SHARES
                                             BENEFICIALLY     BENEFICIALLY   ACQUIRED UNDER    SHARES TO BE     BENEFICIALLY
                                             OWNED BEFORE     OWNED BEFORE     THE LINE OF      SOLD IN THE     OWNED AFTER
SELLING STOCKHOLDER                            OFFERING         OFFERING         CREDIT          OFFERING       OFFERING(1)
------------------------------------      ----------------   --------------  --------------   --------------  ----------------
Yvon Marcil                                           915                                               915           0%
Benoit Marquis                                      2,000                                             2,000           0%
Paula Martins                                         600                                               600           0%
Daniel Mathieu                                     15,068                                            15,068           0%
Marco Mathieu                                       1,370                                             1,370           0%
Bernard Mazur                                      55,500                                            35,500           *
Larry McDonald                                     50,000                                            50,000           0%
Brian McMullan                                      6,455                                             6,455           0%
Lionel Michaud                                      3,500                                             3,500           0%
Martin Michaud                                      1,000                                             1,000           0%
Sebastien Michaud                                   1,000                                             1,000           0%
Vital Mongiat                                      32,500                                            32,500           0%
Marie-Marthe Montigny                               3,000                                             3,000           0%
Denis Nadeau                                        5,090                                             5,090           0%
Michael Nessrallah                                  8,500                                             8,500           0%
NewTech Group International Inc.               51,036,096                                         5,000,000           *
Ken Nord                                            1,000                                             1,000           0%
Monique Ostiguy                                     3,000                                             3,000           0%
Mohamed Ouddane                                    73,000                                            40,000           *
Josee Ouellet                                       4,245                                             4,245           0%
Daniel Ouimet                                       5,000                                             5,000           0%
Marcel Paquet                                       6,450                                             6,450           0%
Helene Pare                                         3,500                                             3,500           0%
Lionel Paulo                                        7,757                                             7,757           0%
Guylain Pelletier                                   9,615                                             9,615           0%
Geralynn Phelps                                     1,000                                             1,000           0%
Annie Pinsonneault                                    750                                               750           0%
Steve Pinsonneault                                    750                                               750           0%
Gilles Poulin                                       2,390                                             2,390           0%
Sauveur Poulin                                      5,480                                             5,480           0%
Lise Purkis                                         1,000                                             1,000           0%
Francine Racicot                                    2,000                                             2,000           0%
Richard Racine                                    105,000                                           105,000           0%
Jacques Rancourt                                   60,000                                            60,000           0%
Stefanie Ravenda & Bouchard                         4,080                                             4,080           0%
Genevieve Rioux                                     1,125                                             1,125           0%
Jean-Marc Rioux                                    18,744                                            18,744           0%
Lucie Rioux                                         1,125                                             1,125           0%
Marc Rioux                                          1,125                                             1,125           0%
Pierre Rioux                                        1,125                                             1,125           0%

                                                             PERCENTAGE OF                                     PERCENTAGE OF
                                                              OUTSTANDING                                       OUTSTANDING
                                                SHARES           SHARES       SHARES TO BE                         SHARES
                                             BENEFICIALLY     BENEFICIALLY   ACQUIRED UNDER    SHARES TO BE     BENEFICIALLY
                                             OWNED BEFORE     OWNED BEFORE     THE LINE OF      SOLD IN THE     OWNED AFTER
SELLING STOCKHOLDER                            OFFERING         OFFERING         CREDIT          OFFERING       OFFERING(1)
------------------------------------      ----------------   --------------  --------------   --------------  ----------------
Denis Rivest                                          915                                               915           0%
Daniel Robert                                       4,880                                             4,880           0%
Gaetan Rodrigue                                    11,000                                            11,000           0%
Rothschild Group, Inc.                             50,000                                            50,000           0%
Colette Roy                                         2,740                                             2,740           0%
Victor Sabetta                                      6,700                                             6,700           0%
Jean-Louis Saindon                                  4,040                                             4,040           0%
Saleen, Inc.                                      265,000                                           265,000           0%
Bermont Saucier                                     1,000                                             1,000           0%
Eric Saucier                                        1,335                                             1,335           0%
Guy Saucier                                         2,000                                             2,000           0%
Jean-Louis Saucier                                  5,000                                             5,000           0%
Marie-Eve Saucier                                   1,000                                             1,000           0%
Mario Saucier                                       8,000                                             8,000           0%
Patrice Saucier                                     4,000                                             4,000           0%
Romain Saucier                                      2,565                                             2,565           0%
Serge Saucier                                       2,500                                             2,500           0%
Vital Saucier                                       5,500                                             5,500           0%
Rene Savage                                        30,225                                            30,225           0%
Paul Shatskoff                                      1,000                                             1,000           0%
Jean-Marie St-Gelais                                  750                                               750           0%
Martin St-Hilaire                                   8,250                                             8,250           0%
Chantale St-Onge                                    3,500                                             3,500           0%
Marie-Christine Talbot                              8,250                                             8,250           0%
Rene Theriault                                      1,235                                             1,235           0%
Yves Theriault                                        495                                               495           0%
Bruno Tremblay                                      1,500                                             1,500           0%
Claude Tremblay                                     4,500                                             4,500           0%
Daniel Tremblay                                     1,830                                             1,830           0%
Genevieve Tremblay                                  2,415                                             2,415           0%
Guy Tremblay                                        1,175                                             1,175           0%
Hugo Tremblay                                       1,450                                             1,450           0%
Martin Tremblay                                     1,500                                             1,500           0%
Clement Turcotte                                   50,000                                            50,000           0%
Lucien Turnbull                                     1,000                                             1,000           0%
Raynald Veillette                                   4,500                                             4,500           0%
Velocite International Inc.                       228,140                                           228,140           0%
Ventilation G.R. Inc.                              35,100                                            35,100           0%
Westrock Advisors, Inc.                            23,810                                            23,810           0%

                                                             PERCENTAGE OF                                     PERCENTAGE OF
                                                              OUTSTANDING                                       OUTSTANDING
                                                SHARES           SHARES       SHARES TO BE                         SHARES
                                             BENEFICIALLY     BENEFICIALLY   ACQUIRED UNDER    SHARES TO BE     BENEFICIALLY
                                             OWNED BEFORE     OWNED BEFORE     THE LINE OF      SOLD IN THE     OWNED AFTER
SELLING STOCKHOLDER                            OFFERING         OFFERING         CREDIT          OFFERING       OFFERING(1)
------------------------------------      ----------------   --------------  --------------   --------------  ----------------
Ken Yamasaki                                        2,000                                             2,000          0%
Lyne Yoakley                                        1,000                                             1,000          0%
Alexandre Zalac                                     4,000                                             4,000          0%
Claude Zalac                                        4,000                                             4,000          0%
Frederic Zalac                                      4,000                                             4,000          0%
Stephen Zalac                                      26,785                                            26,785          0%
Steve Jr. Zalac                                     4,000                                             4,000          0%
Rodolphe Zerak                                      1,500                                             1,500          0%
                                          ----------------   --------------  --------------   --------------  ----------------
TOTAL                                          59,141,629                       10,000,000       22,762,033
                                          ================   ==============  ==============   ==============  ================

------------------
*        Less than 1%.

(1) Applicable percentage of ownership is based on 66,959,872 shares of common stock outstanding as of January 5, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of January 5, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of January 5, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Represents 1,166,667 shares of common stock issued as a commitment fee in connection with the Equity Line of Credit.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 97% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners will retain 6% of each advance.

         For illustrative purposes, NewTech Brake has set forth below its intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $85,000, plus the 6% retainage.

GROSS PROCEEDS                             $  1,000,000        $   5,000,000        $  10,000,000

NET PROCEEDS                               $    855,000        $   4,615,000        $   9,315,000

USE OF PROCEEDS:

------------------------------------ ------------------- -------------------- --------------------

Sales and marketing                        $    550,000        $   3,000,000        $   6,055,000
Research and development                        100,000              500,000            1,000,000
General Working Capital                         205,000            1,115,000            2,260,000
                                           ------------        -------------        -------------
TOTAL                                      $    855,000        $   4,615,000        $   9,315,000
                                           ============        =============        =============

                                    DILUTION

         The net tangible book value of NewTech Brake as of August 31, 2003 was $11,573,928 or $0.1728 per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of NewTech Brake (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to NewTech Brake, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $1.0864 per share.

         If we assume that NewTech Brake had issued 9,204,713 shares of common stock under the Equity Line of Credit at an assumed offering price of $1.0864 per share (i.e., the maximum number of shares needed in order to raise a total of $10.0 million under the Equity Line of Credit), less a retention fee of $600,000 and offering expenses of $85,000, our net tangible book value as of August 31, 2003 would have been $20,888,928 or $0.2743 per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.1015 per share and an immediate dilution to new stockholders of $0.8121 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                                 $1.0864
Net tangible book value per share before this offering                 $0.1728
Increase attributable to new investors                                 $0.1015
                                                                       -------
Net tangible book value per share after this offering                                   $0.2743
Dilution per share to new stockholders                                                  $0.8121
                                                                                        =======


         The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                           ASSUMED            NO. OF SHARES TO BE     DILUTION PER SHARE TO
                       OFFERING PRICE              ISSUED(1)              NEW INVESTORS
                          $1.0864                 9,204,713                  $0.8121
                          $0.8148                 12,272,950                 $0.5512
                          $0.5432                 18,409,426                 $0.2985
                          $0.2716                 36,818,851                 $0.0703

-------------------

(1) NewTech Brake is registering 10,000,000 shares of common stock under the Equity Line of Credit.

                              EQUITY LINE OF CREDIT

         SUMMARY. On January 6, 2004, NewTech Brake entered into an Equity Line of Credit with Cornell Capital Partners. Pursuant to the Equity Line of Credit, NewTech Brake may, at its discretion, periodically sell, over a two-year period, to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 97% of the lowest closing bid price of NewTech Brake's common stock on the Over-the-Counter Bulletin Board or other principal market on which its common stock is traded for the 5 days immediately following the notice date of an advance. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will retain 6% of each advance under the Equity Line of Credit. In addition, NewTech Brake engaged Westrock Advisors, Inc., an unaffiliated registered broker-dealer, to act as its exclusive placement agent in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 23,810 shares of NewTech Brake's common stock. The costs associated with this registration will be borne by NewTech Brake.

         EQUITY LINE OF CREDIT EXPLAINED. Pursuant to the Equity Line of Credit, NewTech Brake may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund its working capital needs. The periodic sale of shares is known as an advance. NewTech Brake may request an advance every 6 trading days and up to a maximum of $420,000 in any thirty-day calendar period with a maximum of $105,000 per advance. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount.

         We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $10.0 million or 24 months after the effective date of the accompanying registration statement, whichever occurs first. NewTech Brake may, at its sole discretion, terminate the Equity Line of Credit Agreement upon ten days prior written notice to Cornell Capital Partners without any further obligation to Cornell Capital Partners.

         The amount of each advance is subject to an aggregate maximum of $420,000 in any thirty-day calendar period with a maximum of $105,000 per advance. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we drew down the entire $10.0 million available under the Equity Line of Credit in a single advance (which is not permitted under the terms of the Equity Line of Credit) and the market price was equal to $1.12 per share, then we would issue 9,204,713 shares of our common stock to Cornell Capital for gross proceeds of $10,000,000. These shares would represent a 14.93% of our outstanding common stock upon issuance. NewTech Brake is registering 10,000,000 shares of common stock for sale under the Equity Line of Credit.

         You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Line of Credit at a recent price of $1.12 per share and 5%, 10% and 15% discounts to the recent price. This table does not take into account any shares of our common stock that would be issued upon exercise or conversion of outstanding options, warrants or debentures.

Market Price:                                        $1.12         $1.0640           $1.0080        $0.9520

Purchase Price:                                    $1.0864         $1.0321           $0.9778        $0.9234

No. of Shares:                                9,204,713(1)    9,688,984(1)     10,227,040(1)  10,829,543(1)

Total Outstanding(2):                           76,164,585      76,648,856        77,186,912     77,789,415

Percent Outstanding(3):                             12.09%          12.64%            13.25%         13.92%

-------------

(1) NewTech Brake is registering 10,000,000 shares of common stock under the Equity Line of Credit.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

         You should be aware that in order for us to utilize the full $10.0 million available under the Equity Line of Credit, it may be necessary for our shareholders to approve an increase in our authorized common stock and for us to register additional shares of common stock. This is especially true if our stock price falls since we will be required to issue a greater number of shares of common stock under the Equity Line of Credit in such case. NewTech Brake is authorized in its Articles of Incorporation to issue up to 200,000,000 shares of common stock. As of January 5, 2004, NewTech Brake had 66,959,872 shares of common stock outstanding. NewTech Brake is registering 10,000,000 shares of common stock hereunder to be issued under the Equity Line of Credit.

         Proceeds used under the Equity Line of Credit will be used for sales as well as for general working capital purposes. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $85,000, consisting primarily of professional fees incurred in connection with this registration. In addition, Cornell Capital will retain 6.0% of each advance.

         In addition, in connection with the Equity Line of Credit, we issued a total of 1,166,667 shares of our common stock to Cornell Capital Partners as a commitment fee and 23,810 shares of our common stock to Westrock Advisors, Inc. as a placement agent fee.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of NewTech Brake's common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of NewTech Brake's shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of NewTech Brake's shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of NewTech Brake's common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit. Cornell Capital Partners will pay NewTech Brake 97% of the lowest closing bid price of NewTech Brake's common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners will retain 6% of the proceeds received by NewTech Brake under the Equity Line of Credit, plus a one-time commitment fee of 1,166,667 shares of common stock. The 3% discount, the 6% retainage and the commitment fee are underwriting discounts. In addition, NewTech Brake engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 23,810 shares of NewTech Brake's common stock.

         Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in NewTech Brake's stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing NewTech Brake's common stock.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000, as well as retention of 6% of the gross proceeds received under the Equity Line of Credit. In addition, NewTech Brake engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 23,810 shares of NewTech Brake's common stock. The estimated offering expenses consist of: a SEC registration fee of $2,100, printing expenses of $2,500, accounting fees of $5,000, legal fees of $57,500 and miscellaneous expenses of $17,900. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of NewTech Brake while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The  following  information  should  be read in  conjunction  with  the consolidated financial statements of NewTech Brake and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis or Plan of Operation and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements."

OVERVIEW

         At the beginning of the previous fiscal year ended February 28, 2002, IVIP was confident that it could realize the goals that it had set for itself, but, as the year progressed, and the telecommunications industry declined, mainly due to overcapacity, IVIP realized that, not only would the goals not be met, but that it was faced with a diminishing market for the foreseeable future.

         On April 11, 2002, IVIP entered into an agreement with NewTech Group International Inc. of Blainville, Quebec, whereby IVIP underwent a change in control and a change in business orientation. IVIP's primary business was providing long distance services between Eastern European countries and the rest of the world. After nearly three years of building and developing this network and the expenditure of over two million dollars, IVIP still had only minimal revenues and had not as yet reached profitability. Given the intense competition in the telecom business, the future was not as promising as when IVIP initially undertook this project. Therefore, the Board of Directors decided to seek out other ventures in addition to the Company's telecom business. NewTech Group International Inc. is an accomplished research and development company that has developed various technologies related to brake systems for heavy vehicles and is the owner of patents, licenses and rights to these technologies. As NewTech Group sought to commercialize and market products produced from these technologies, it was the intention of NewTech Group's Board of Directors to enter into an agreement that would sell and transfer rights to some of these technologies to IVIP.

         In order to complete the transactions contemplated in the agreement, the Company re-organized the capitalization by reverse splitting the common stock in a ratio of one share for every twenty shares. IVIP also amended its corporate charter and changed its name to NewTech Brake Corp. The closing of these transactions took place on July 1, 2002.

         Pursuant to the Agreement with NewTech Group International Inc., a company that has developed various technologies related to brake systems for heavy vehicles and owner of patents, licenses and rights to these technologies, NewTech Brake issued to NewTech Group International Inc. 59,800,000 shares of common stock (post reversed split), during the year ended February 28, 2003, in payment of the license to commercialize NewTech full contact disc brakes for the heavy duty vehicle market in North America and Europe, as per the Asset Transfer and Change in Control Agreement. The license agreement allows for royalty payments of 5% to NewTech Group International Inc. on sales of full contact disc brakes by NewTech Brake.

         In May 2003, NewTech Brake bought a license from NewTech Group International Inc. to market the NewTech full contact disc brake for the heavy-duty vehicle market for the rest of the world. Already having the license agreement for North America and Europe, NewTech Brake has acquired the rights to commercialize and manufacture the NewTech full contact disc brake for the global heavy-duty vehicle market. The license selling price was $0.80 per share, for a number of shares that will be established following the evaluation of its commercial value by a specialized independent firm.

         On February 11, 2003, the Company terminated the October 4, 2002 Equity Line of Credit Agreement and on April 1, 2003 entered into a new Equity Line of Credit Agreement with Cornell Capital Partners, L.P. On December 17, 2003, NewTech Brake terminated the April 1, 2003 Equity Line of Credit Agreement and, on January 6, 2004, NewTech Brake entered into a new Equity Line of Credit with Cornell Capital. Cornell Capital, subject to certain terms and conditions, will purchase up to $10 million of the Company's common stock. The term of the agreement is twenty-four months, subject to termination at the sole discretion of the Company and subject to certain events. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the Company's common stock with a fixed 3% discount to the then-current market price. As a condition of the Equity Line of Credit Agreement, the Company must file a Registration Statement and the SEC must declare it effective before Cornell Capital is obligated to purchase any common stock of the Company. There can be no assurance of how much cash the Company will receive, if any, under the equity line of credit agreement with Cornell Capital.

         As of January 9, 2003, NewTech's shareholders approved an amendment to NewTech's Certificate of Incorporation increasing the authorized common stock of the Company from 50,000,000 to 200,000,000 shares and authorizing the issuance of 10,000,000 shares of preferred stock, par value $.0001 per share. In addition, on January 12, 2004, we submitted an application for listing on the American Stock Exchange.

THE COMPANY

         Under the name of NewTech Brake Corp., our new business is to identify, develop and exploit, under licenses bought from NewTech Group International
Inc., opportunities to provide a new full contact disc brakes and related components to the Global heavy vehicle market.

         In May 2003, NewTech Brake bought a license to market the NewTech full contact disc brake for the heavy-duty vehicle market for the rest of the world. Already having the licensee agreements for North America and Europe, NewTech Brake has acquired the rights to commercialize and manufacture the NewTech full contact disc brake for the global heavy-duty vehicle market. The license selling price was $0.80 per share, for a number of shares that will be established following an evaluation of its commercial value by a specialized independent firm.

         NewTech Brake also operates in China through a newly formed wholly owned subsidiary, NewTech Brake Mfg. (Suzhou) Co., Ltd. that has obtained his business license on June 4, 2003, from the Chinese authorities to implement and start the production of its brake assembly plant in Suzhou. While keeping the technology and the intellectual property in NewTech Brake, the Company plans to establish a Joint Venture with Chinese partners regarding the commercialization and distribution of the NewTech full contact disc brake for the heavy-duty vehicle Chinese market.

RESEARCH AND DEVELOPMENT

         NewTech Brake has no plans to conduct any research and development in the next year. All research and development will be made by NewTech Group International Inc., the major shareholder of NewTech Brake Corp.

PLANT AND EQUIPMENT

         NewTech Brake has no plans to expend any additional funds on plant and equipment in the next year. Any funds expended on plant and equipment will be done by NewTech Brake's Chinese subsidiary, NewTech Brake Mfg. (Suzhou) Co., Ltd.

EMPLOYEES

         NewTech Brake has 20 full time employees and 2 part-time employees. NewTech Brake anticipates increasing the number of employees of its Chinese subsidiary, NewTech Brake Mfg. (Suzhou) Co., Ltd. to approximately 80 over the next 12 months.

RECENT DEVELOPMENTS

         As of January 9, 2003, NewTech's shareholders approved an amendment to NewTech's Certificate of Incorporation increasing the authorized common stock of the Company from 50,000,000 to 200,000,000 shares and authorizing the issuance of 10,000,000 shares of preferred stock, par value $0.0001 per share.

         On July 1, 2002, the Asset Transfer and Change in Control Agreement was completed and the process proposed therein confirming the name change of Internet VIP, changes in the Board of Directors and change in control of the company was affected. Pursuant to the Agreement, at the closing, NewTech Brake Corp. instructed its transfer agent to issue to NewTech Group International Inc. 59,800,000 shares of common stock (post reverse stock split) during the year ended February 28, 2003, in payment of the license pursuant to the Asset Transfer and Change in Control Agreement. NewTech Group International Inc. controls approximately 86% of the outstanding common shares or NewTech Brake Corp. on a fully diluted basis. NewTech Brake Corp. intends to commence operations regarding the commercialization and distribution of the NewTech heavy vehicle brake product in North America. That is the sole business of NewTech Brake Corp.

         On November 18, 2002, NewTech published a press release and filed a Current Report on Form 8-K with the Securities and Exchange Commission announcing that Mr. Jack Ehrenhaus, a former director of NewTech Brake and former director and executive officer of Internet VIP, Inc., the predecessor organization to NewTech Brake, filed an unauthorized and unapproved Form 8-K on behalf of NewTech Brake. Mr. Ehrenhaus contends that NewTech Group International, Inc. breached the Asset Transfer and Change of Control Agreement, dated April 11, 2002 between NewTech Group International, Inc. and Internet VIP, Inc. and that Internet VIP, Inc. (now called NewTech Brake Corp.) elected to terminate the agreement prior to the change of control. Mr. Ehrenhaus disputes the current ownership structure of NewTech Brake Corp. NewTech Brake believes the unauthorized and unapproved Form 8-K filed by Mr. Ehrenhaus contained incorrect information and should be disregarded. Mr. Ehrenhaus signed a consent, as a member of the Board of Directors of Internet VIP, Inc., ratifying and adopting the Asset Transfer and Change of Control Agreement and the actions contemplated therein. NewTech Brake has filed the consent as an exhibit to the accompanying registration statement. Current management of NewTech Brake has reviewed Mr. Ehrenhaus' contentions and believes they are without merit and will defend against any future action by Mr. Ehrenhaus.

RESULTS OF OPERATIONS

         SIX-MONTH PERIODS ENDED AUGUST 31, 2003 AND 2002

         Higher operating and development expenses in the six-month period ended August 31, 2003 resulted in a loss of $364,056 compared to a loss of $160,946 for the same period ended August 31, 2002.

         REVENUES

         During the six-month periods ended August 31, 2003 and 2002, the Company generated no revenue from sales of products and services.

         OPERATING EXPENSES

         During the six-month period ended August 31, 2003, the Company incurred $343,949 in operating expenses as compared to $101,476 in the same period in 2002. This year six-month period expenses are mostly related to the reorganization of the operations and the start-up costs of the new business including increases of $33,135 in marketing expenses, $69,266 in salaries and payroll related expenses, $25,336 in professional fees, $77,792 in consulting services, $21,829 in travel expenses and $15,115 in selling, general and administrative expenses.

         DEPRECIATION

         During the six-month period ended August 31, 2003, the Company incurred no depreciation expense, compared to $40,801 for the same period in 2002 (see
Note 2).

         INTEREST EXPENSE

         During the six-month period ended August 31, 2003, the Company incurred interest expense of $12,015 compared to $11,310 for the same period in 2002.

         THREE-MONTH PERIODS ENDED AUGUST 31, 2003 AND 2002

         Higher operating and development expenses in the three-month period ended August 31, 2003 resulted in a loss of $155,300 compared to a loss of $56,720 for the same period ended August 31, 2002.

         REVENUES

         During the three-month periods ended August 31, 2003 and 2002, the Company generated no revenue from sales of products and services.

         OPERATING EXPENSES

         During the three-month period ended August 31, 2003, the Company incurred $140,991 in operating expenses as compared to $23,531 in the same period in 2002. This year three-month period expenses are mostly related to the reorganization of the operations and the start-up costs of the new business including increases of $7,566 in marketing expenses, $33,106 in salaries and payroll related expenses, $58,110 in professional fees, $17,318 in travel expenses and $1,359 in selling, general and administrative expenses.

         DEPRECIATION

         During the three-month period ended August 31, 2003, the Company incurred no depreciation expense, compared to $20,401 for the same period in 2002 (see Note 2).

         INTEREST EXPENSE

         During the three-month period ended August 31, 2003, the Company incurred interest expense of $5,622 compared to $5,422 for the same period in 2002.

         YEAR ENDED FEBRUARY 28, 2003 COMPARED TO FEBRUARY 28, 2002

         It should be noted that NewTech Brake has discontinued its telecom business and the following information is related to this discontinued business.

         REVENUES

         During the year ended February 28, 2003, we generated no revenue from the sales of products and/or services, as compared to $391,013 for the year ended February 28, 2002, a decrease of $391,013. Due to our reorganization and our new operations, it is anticipated that our source of revenues will be generated from the sales of braking systems. All of our revenues for the year ended February 28, 2002 came from the sale of pre-paid calling cards from one customer.

         OPERATING EXPENSES

         During the year ended February 28, 2003, we incurred an operating loss of $129,833 as compared to an operating loss of $1,515,344 for the year ended February 28, 2002, a decrease of $1,385,511 or 91.4%. The decreased loss is attributable primarily to lower operating expenses and write-off of liabilities.

         As reflected in our February 28, 2003 balance sheet, NewTech Brake had a negative working capital deficit of $587,010. NewTech Brake's operations are not generating sufficient cash to maintain its present operations. NewTech Brake will need to raise additional capital through financing transactions to fund our business operations and develop our business strategy for the next twelve months and beyond.

         INTEREST EXPENSE

         During the year ending February 28, 2003, we incurred interest expense of $30,891 compared to $52,205 from the previous year, a decrease of $21,314 or 40.6%.

LIQUIDITY AND CAPITAL RESOURCES

         At August 31, 2003, we had cash and cash equivalents of $58,834, compared to a bank overdraft of $3,018 at same date in 2002. We had a working capital deficit of $448,313 at August 31, 2003. Negative cash flows from operating activities for the six-month period ended August 31, 2003 were $335,167 compared to $8,140 for the same period in 2002.

         Net cash provided by financing activities was a net of $558,201 for the three-month period ended August 31, 2003 and $8,118 for the same period in 2002.

         At the end of the period, we owed $20,000 to a related party. In lieu of cash, interest on this loan is paid in the form of common shares.

         On February 11, 2003, NewTech Brake terminated the October 4, 2002 Equity Line of Credit Agreement and on April 1, 2003, NewTech Brake entered into a new Equity Line of Credit with Cornell Capital Partners, L.P. On December 17, 2003, NewTech Brake terminated the April 1, 2003 Equity Line of Credit Agreement and on January 6, 2004, NewTech Brake entered into a new Equity Line of Credit with Cornell Capital. Cornell Capital subject to certain terms and conditions will purchase up to $10.0 million of the NewTech Brakes' common stock. The term of the agreement is twenty-four months, subject to termination at the sole discretion of NewTech Brake and subject to certain events. Cornell Capital will purchase the shares of common stock for a 3% discount to the lowest closing bid price of our common stock for the 5 days immediately following the notice date. As a condition of the common stock purchase agreement, NewTech Brake must file a registration statement and the Securities and Exchange Commission must declare it effective before Cornell Capital is obligated to purchase any common stock of NewTech Brake. There can be no assurance of how much cash NewTech Brake will receive, if any, under the equity line of credit agreement with Cornell Capital.

         On June 13, 2003, we entered into an agreement with two parties whereby we will receive $2,000,000 Canadian Dollars in consideration for the issuance of 1,500,000 restricted common shares at a price of $1.33 Canadian Dollars per share, and $1,500,000 in consideration for the issuance of 1,500,000 restricted common shares at a price of $1 each, which shares were issued on that same day. We anticipate using these proceeds for current operations and development activities. As of December 31, 2003, $236,486 has been received, leaving a balance of $2,763,514. We project receiving the following amounts in the first quarter of 2004:

                     2004                          AMOUNT
                     ----                          ------
                   January                        $277,500
                   February                       $300,000
                   March                          $300,000


COMMITMENTS AND CONTINGENCIES

         NewTech Brake has received loans from an affiliated company (an entity owned by a shareholder). These loans bear 10% interest per annum on the outstanding balance. In November 2001, all of these loans were paid with the issuance of 5,000,000 shares of common stock to the affiliated company. These shares were issued before the reverse stock split.

         On February 1, 2000, NewTech Brake entered into a $30,000 loan agreement with an unaffiliated party for an initial period of six months, which has been extended indefinitely. The loan bears interest of 5% per month, payable in cash or 6,000 common shares of NewTech Brake, at NewTech Brake's option. The loan is convertible at any time, at the lender's option, in whole or in part, to common shares of NewTech Brake at a conversion rate of $0.25 per share. The interest expense resulting from the beneficial conversion feature has been charged to the statement of operations for the years ended February 28, 2002 and 2001. Substantially all of NewTech Brake's assets are pledged to guarantee the repayment of the loan. In July 2002, this loan was paid with the issuance of 15,000 shares of common stock, which were issued before the reverse stock split.

         On March 14, 2000, NewTech Brake entered into a $25,000 loan agreement with an unaffiliated party for an initial period of three months, which has been extended indefinitely. The loan bears interest of 15% per annum, payable in cash or common shares of NewTech Brake, at NewTech Brake's option, at a conversion rate of 1 share for $0.0625 of interest. The loan is convertible at any time, at the lender's option, in whole or in part, to common shares of NewTech Brake at a conversion rate of $0.25 per share. The interest expense resulting from the beneficial conversion feature has been charged to the statement of operations for the year ended February 28, 2002 and 2001 Substantially all of NewTech Brake's assets are pledged to guarantee the repayment of the loan. On November 30, 2002 the balance due, including interest was $22,000.

         On September 22, 2000 NewTech Brake entered into a convertible debenture agreement with an unaffiliated party. The amount of the debenture was $300,000 Canadian Dollars (US $200,100). The debenture bears interest of 10% per annum and expires on September 30, 2002. The debenture can be converted, at the discretion of the holder, at any time up to the expiring date into common shares of NewTech Brake at a rate of 1 share per US $0.05 of the balance outstanding which rate has been adjusted for the one-for-twenty reverse stock split. This debenture was in default from former administration (Internet VIP, Inc.). On January 7, 2004, NewTech Brake entered into an agreement with the debenture holder providing for the redemption of the convertible debenture. The agreement provides that NewTech Brake will redeem the convertible debenture with 16 equal monthly installments of $25,000 Canadian Dollars (US $16,667), including interest, commencing February 15, 2004 and the last installment of $24,687 Canadian Dollars (US $16,458) on June 15, 2005.

         In June 2001, NewTech Brake issued 2 million shares in exchange for 1 million shares of InterCaribe Telecom, Inc., a Canadian company. InterCaribe Telecom was marketing communication services in the Caribbean. The transaction was valued at US $25,000 NewTech Brake also advanced an additional US $27,662 to InterCaribe Telecom since June 2001. At February 28, 2002 NewTech Brake determined that the investment in InterCaribe Telecom had been impaired, due to fact that InterCaribe had no operations and appeared not to have plans for future operations. The entire amount of US $52,662 has been written off.

         NewTech Brake has advanced monies in the amount of $196,607 to their joint venture in Moscow, Russia. At February 28, 2002, NewTech Brake determined that the investment in the joint venture in Moscow had been impaired based on limited potential of future cash flows and no contracts with clients, deeming the advances uncollectible. The entire amount of $196,607 has been written off as a loss.

         In December 1998 NewTech Brake entered into a 4 year consulting agreement with the Nais Corp., a shareholder, according to which Nais Corp. will provide NewTech Brake with financial and business public relation consulting services in consideration for $6,000 USD per month. In accordance to the agreement, commitment will start when NewTech Brake reaches certain amounts of revenue as defined in the agreement. Nais Corp. claims that it is owed approximately $240,000 USD at February 28, 2002. Prior management believed that this claim had no merit based on the limited revenue generation not meeting the minimum requirements of the agreement. Mr. Jack Ehrenhaus, managing director of Nais Corp. is a former director of NewTech Brake. This liability was written off in the three-month period ended November 30, 2002.

LIABILITIES ASSOCIATED WITH DISCONTINUED INTERNET VIP OPERATIONS

         Included in the August 31, 2003 financial statements of NewTech Brake are $465,238 of accounts payable, accrued liabilities, short and long terms loans associated with the discontinued former telecom business operated by Internet VIP (IVIP), the predecessor company. As of the date of the agreement, NewTech Brake had $819,018 in account payable, accrued liabilities, short and long term loans. Under the terms of the Asset Transfer and Change in Control Agreement, completed between NewTech Group International Inc. and IVIP, the former controlling shareholders of IVIP had agreed to pay, resolve or eliminate all outstanding debts of IVIP except for certain specific contractually accepted items totaling $200,000. As of July 1, 2002, the effective date of the asset transfer and change in control, IVIP had $619,018 of liabilities that were to be eliminated.

         As of August 31, 2003, there remains an outstanding $465,238 of those liabilities which under the terms of the agreement were to be eliminated. NewTech Brake and NewTech Group International Inc. management are of the opinion that these liabilities do not belong to NewTech Brake, as there was a contractual undertaking by prior IVIP management to satisfy those liabilities after the closing of the asset transfer. The prior controlling shareholders of IVIP have in fact agreed to resolve those items in the coming months. However, until those liabilities are in fact satisfied or eliminated they will remain in the accounts of NewTech Brake as liabilities associated with discontinued operations.

GOING CONCERN

         GOING CONCERN

         The report of our independent accountants on our February 28, 2003 financial statements includes an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. The Company has experienced an operating loss and management has determined that it will require additional capital to continue funding operations and meet its obligations as they come due.

         As reported on the statement of cash flows, NewTech Brake incurred positive cash flows from operating activities of $16,938 for the year ended February 28, 2003 (audited). NewTech Brake's cash flow from operations in the current year cannot sustain the continuing operations. With no revenues being generated presently by NewTech Brake, additional capital and/or borrowings will be necessary in order for NewTech Brake to continue in existence until attaining and sustaining profitable operations.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

         The Statement of Financial Accounting Standards Board (SFAS) No. 141, "Business Combinations," was issued by the Financial Accounting Standards Board
(FASB) in July 2001. This Statement establishes standards for accounting and reporting for business combinations. This statement requires the purchase method of accounting to be used for all business combinations, and prohibits the pooling-of-interests method of accounting. This Statement is effective for all business combinations initiated after June 30, 2001 and supercedes APB Opinion No. 16, "Business Combinations" as well as Financial Accounting Standards Board Statement of Financial Accounting Standards No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." The adoption of this statement by NewTech Brake did not have a material impact on its financial condition or results of operations.

         The Statement of Financial Accounting Standards Board (SFAS) No. 142, "Goodwill and Other Intangible Assets," was issued by the Financial Accounting Standards Board (FASB) in July 2001. This Statement addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisition. This statement requires goodwill amortization to cease and for goodwill to be periodically reviewed for impairment, for fiscal years beginning after October 31, 2001. SFAS No. 142 supercedes APB Opinion No. 17, "Intangible Assets." NewTech Brake does not expect the adoption of this statement to have a material impact on its financial condition or results of operations. The adoption of this Statement by NewTech Brake did not have a material impact on its financial condition or results of operations.

         The Statement of Financial Accounting Standards Board (SFAS) No. 143, "Accounting for Asset Retirement Obligation," was issued by the Financial Accounting Standards Board (FASB) in August 2001. This Statement will require companies to record a liability for asset retirement obligations in the period in which they are incurred, which typically could be upon completion or shortly thereafter. The FASB decided to limit the scope to legal obligation and the liability will be recorded at fair value. This Statement is effective for fiscal years beginning after June 15, 2002. The adoption of this statement by NewTech Brake did not have a material impact on its financial condition or results of operations.

         The Statement of Financial Accounting Standards Board (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued by the Financial Accounting Standards Board (FASB) in October 2001. This Statement provides a single accounting model for long-lived assets to be disposed of and replaces SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." This Statement is effective for fiscal years beginning after December 15, 2001. NewTech Brake is evaluating the effect of the adoption of this statement. The adoption of this statement by NewTech Brake did not have a material impact on its financial condition or results of operations.

CRITICAL ACCOUNTING POLICIES

         MANAGEMENT ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Certain amounts included in the financial statements are estimated based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of financial statements and actual results could differ from the estimates and assumptions. Every effort is made to ensure the integrity of such estimates.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts reported in the balance sheet for cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate their fair values because of the immediate or short-term maturity of these financial instruments.

         CASH AND CASH EQUIVALENTS

         NewTech Brake considers all highly liquid investments with original maturities of ninety days or less to be cash and cash equivalents. Such investments are valued at quoted market prices.

         RECEIVABLES

         NewTech Brake believes that the carrying amount of receivables at August 31, 2003 approximates the fair value at such date.

         PROPERTY, EQUIPMENT AND DEPRECIATION

         Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight line method over the estimated useful lives as follows when the property and equipment is placed in service:

                                                               ESTIMATE
                                                              USEFUL LIFE
                                                              (IN YEARS)
                                                              ----------
                   Office Furniture                                10
                   Computer Equipment                               3
                   Software                                         3

         Repairs and maintenance are charged to operations as incurred, and expenditures for significant improvements are capitalized. The cost of property and equipment retired or sold, together with the related accumulated depreciation, are removed from the appropriate asset and depreciation accounts, and the resulting gain or loss is included in operations.

         IMPAIRMENT OF LONG-LIVED ASSETS

         Long-lived assets held and used by NewTech Brake are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The fair value of an asset is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. Quoted market prices in active markets are the best evidence of fair value and shall be used as the basis for the measurement, if available. If quoted market prices are not available, the estimate of fair value shall be based on the best information available in the circumstances. The estimate of fair value shall consider prices for similar assets and the results of valuation techniques to the extent available in the circumstances. Valuation techniques include the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, option-pricing models, matrix pricing and fundamental analysis.

         REVENUE RECOGNITION

         The Company's prior sources of revenues were in the form of sales from prepaid calling cards, dedicated line rentals, sales from telephone line usage on a time basis. Revenues from prepaid calling cards are recognized when the calling cards are used, any unused time is considered deferred revenue. Revenues from line rentals are recognized over the contractual life of the line rental agreement. Revenues from sales from telephone line usage are recognized when the line is used.

         In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provide guidance for disclosures related to revenue recognition policies. Management believes NewTech Brake revenue recognition practices are in conformity with the guidelines of SAB 101.

         EARNINGS (LOSS) PER SHARE CALCULATION

         Earnings (Loss) per common share are calculated under the provisions of SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. SFAS No. 128 requires NewTech Brake to report both basic earnings (loss) per share, which is based on the weighted-average number of common shares outstanding during the period, and diluted earnings
(loss) per share, which is based on the weighted-average number of common shares outstanding plus all potential dilutive common shares outstanding. Options and warrants are not considered in calculating diluted earnings (loss) per share since considering such items would have an anti-dilutive effect.

         STOCK-BASED COMPENSATION

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". The Company accounts for stock based compensation granted to non-employees in accordance with SFAS No. 123. NewTech Brake has determined that it will continue to account for employee stock-based compensation under Accounting Principles Board No. 25 and elect the disclosure-only alternative under SFAS No. 123.

                             DESCRIPTION OF BUSINESS

         The mission of NewTech Brake is to identify, develop and exploit, under licenses bought from NewTech Group International Inc., (hereafter referred to as NewTech Group) opportunities to provide a new generation of safer, more efficient and cost-effective full contact disc brakes and related components to the global heavy vehicle market.

THE BRAKE INDUSTRY

         The motor vehicle industry has been in existence since the 19th century and can be classified as a mature and performance/cost driven. Brakes are complex, high-precision components and part of the most critical components of motor vehicles. Nevertheless, there has been no significant innovation in the brake industry for over fifty years and the caliper concept disc brake has reached its optimal development potential. As a result, the brake industry is very competitive, with a small number of suppliers, depending on economies of scale and intra-industry consolidation for growth.

         Although disc brakes have gradually replaced drum brakes in automobiles and light trucks in North America, they have not proven significantly superior and economical to use on trucks, trailers and buses. Drum brakes, a technology that dates back to the First World War, are still installed on approximately 97% of heavy vehicles (Class 7 & 8) in operation in North America. A significant fact, and key to NewTech Brake's marketing strategy is that the customer selects the brakes to be installed even when purchasing his new bus or truck.

         Competitive factors are: durability and reliability, price, ease of installation, low maintenance requirements and light weight combined with high strength. The NewTech brake addresses all of these factors.

         FUNDAMENTALS OF BRAKE SYSTEMS

         The brake system stops a vehicle by converting kinetic energy into thermal energy through friction. Brakes can be classified as drum or disc systems. A drum system forces brake shoes against the inside of a drum. Disc systems use calipers mounted on torque plates (or anchor plates) to force brake pads against rotors. (The rotors are the discs from which the system gets its name.) One drum or rotor rotates with each wheel.

         Disc systems are significantly more expensive, but are more effective because they fade less when they get hot. Front disc/rear drum combinations are often used to obtain some of the benefit of disc brakes without incurring the full cost.

         Brake systems operate hydraulically in light vehicles and are air-operated in most heavy vehicles. For the former, when the driver steps on the brake pedal, hydraulic fluid is forced out of the master cylinder and into four-wheel cylinders (with a drum system) or four calipers (with a disc system). This hydraulic pressure moves the shoes or pads.

         In a pneumatic system, also called air brakes, stepping on the brake is equivalent to opening a valve that lets compressed air press the brakes shoes against a brake drum or pads against the rotor of a disc system. For heavy vehicles, the price varies between drum systems and disc systems with the former in the $500 to $800 range and the latter costing up to $2600.

         HEAVY VEHICLE BRAKE SYSTEMS

         Pneumatic  systems are generally used on trucks and trailers (Class 7 &
8) because it is easier to connect the trailer's brake system to a pneumatic than to a hydraulic brake system. Unlike light-vehicle brake systems, disc brake systems for Class 8 trucks do not save weight. Rotors must be massive to prevent warping when heat builds up. Additionally, disc systems are more expensive than drum systems.

         On the lighter Class 6 and 7 trucks, about 60 percent of use pneumatic drum systems and about 40 percent use hydraulic disc systems.

         In the case of heavy Class 7 and 8 vehicles operated in hilly regions, the Jacob brake has become an essential complementary brake. This so-called "motor brake" utilizes the compression of the truck engine to generate its braking power. Although necessary for safety, such braking practices affect the lifetime of the engine.

         About 97 percent of North American Class 7 and 8 trucks use pneumatic drum systems while the remaining 3 percent use pneumatic disc systems. The widespread use of drum systems in North America is explained by the cost differential between disc and drum systems relative to gains in braking efficiency. Also the service parts market has a wide variety of components that allows cost effective relines and low maintenance costs. Pneumatic disc systems are expected to become more prevalent because they are more effective and supports any U.S. government legislation regarding stopping distances for all braked vehicles. In Europe, they are widely used on Class 8 tractors at the front and rear axles, whereas pneumatic drum brakes are still widely used for trailers.

         The North American Class 6, 7 (single rear axle) and 8 (two or more axles) Truck OEM brake system components market in 1997 produced revenues of $649.2 million. The average brake system price was $1,589, of which about $730 was for the foundation. To this must be added the trailer market as well as the after market. The aftermarket consists of entire brakes, which occurs numerous times during the average 16-year life of a vehicle, and replacement parts required for periodic brake maintenance.

         Brake system components have been getting larger, causing the average price of brake systems to rise. The reasons for larger components include:

         o Fleet managers' requests for longer-lasting pads, blocks and linings that have resulted in friction material with greater surface area.

         o  Demand for fade resistant brakes.

         o  Larger drums, discs, shoes and pads, which better dissipate heat;

         o  Long stroke air chambers, which better maintain pressure.

         Loads on truck brakes have been increasing, partly as a consequence of efforts to improve fuel efficiency and for other reasons:

         o Truck makers have worked to reduce wind resistance and drive train friction;

         o  Radial tires have less rolling resistance than bias ply tires;

         o More powerful engines mean higher speeds, necessitating harder deceleration;

         o  Trucks are carrying heavier loads;

         o  Average speeds have increased.

         AXLE MANUFACTURERS

         The speed at which NewTech brakes can be introduced to the aftermarket is directly proportional to the number of axles for which a NewTech brake has been adapted. In the heavy vehicle market, a small number of axle manufacturers supply almost the entire market. The two main North American manufacturers are Dana and Meritor, while ZF supplies the North American market from Europe. The implication for NewTech is that, once a small number of axle models are available with NewTech brakes, it may be possible to retrofit a large percentage of the North American fleet of busses and trucks.

         HEAVY VEHICLE BRAKE COMPANIES

         Consolidation in the industry has resulted in increasingly fewer suppliers for Class 6, 7, and 8 truck brake systems. Thus, the market is very competitive, with a small number of suppliers, offering comparable products. Truck makers have substantial buying power and weigh-in at the high end of price sensitivity.

OUR PRODUCT

         The NewTech Brake's full contact disc brake is a bold departure from conventional braking technology. In place of pads mounted on a caliper squeezing onto a disc or brake shoes expanding outwards onto a drum, the full contact brake has two circular friction rings sandwiching an inner floating rotor. The 360-degree braking force that results is similar to that of an inverted clutch, where a circular friction plate is pressed against a flywheel face to engage the transmission.

         Although the brake is a true disc design, the assembly is modular, with a hub-like cover containing the ring-shaped brake pads. Hydraulic or air brake pressure applied evenly to the circular inner pad then pushes it in contact with the floating rotor, which itself is then pressed into contact with the outer pad. The activation mechanism is a composite membrane or bellow made primarily of Kevlar.

         With a larger pad area, the same braking force is achieved with a much lower pad pressures than a conventional disc brake. This allows the brake to be installed with less expensive components, and contributes to the longevity of the friction material.

THE NEWTECH FULL CONTACT TRUCK BRAKE

         The major components of the brake are:

         HOUSING

         The housing, made of cast iron, has been designed to optimize the use of space inside the wheel. It holds the outboard pad and supports the brake assembly.

         THE OUTBOARD PAD

         The outboard pad has fins for further dissipation of heat. Special inserts made of friction material are distributed evenly on the entire surface of the pad. Various friction materials are combined to ensure performance under diverse conditions.

         ROTOR

         The NewTech brake floating rotor improves overall brake performance by optimizing the mean braking radius for a given wheel size, increasing braking efficiency.

         INBOARD PAD

         The inboard pad also has fins for further dissipation of heat. Special inserts made of friction material are distributed evenly on the entire surface of the pad. Various friction materials are combined to ensure performance under diverse conditions. When the brakes are released, the inboard pad is returned to its original position by mean of a special spring-loaded mechanism. The rotor then disengages from the outboard pad and returns to its neutral position.

         THE PNEUMATIC DIAPHRAGM

         The pneumatic diaphragm - a membrane made of an elastomer composite - is incorporated into the spider. It extends and retracts much like a piston. Incredibly resistant, it can withstand many times the required pressure. Besides providing a rapid and graduated action during braking, it needs little pressure to operate the action. This diaphragm is kept in position inside the spider by means of a gasket-ring, which eliminates distortion and leaks that could occur through excessive use of the brake.

         THE SPIDER

         The spider is designed to integrate the brake system and the suspension. The rotor is connected to the wheel by means of the driving hub. The spider can be equipped with torque sensors, an ultra sensitive sensor that transmits the torque exerted on the brake either to the NewTech braking optimization system or to any other control system.

         The NewTech brake works as follows:

         The rotor is connected to the wheel by means of the driving hub. When the brakes are applied, pneumatic pressure extends the diaphragm, which in turn exerts pressure on the inboard pad. This forces the rotor against the outboard pad: the rotor is thus gripped on its entire surface, between the two pads. When the brakes are released, the diaphragm retracts and the spring-loaded mechanism returns the inboard pad to its original position, thereby releasing the rotor, which can start rotating again. Through its continuous progressive action, the rigid piston constantly compensates for the wear in the pads resulting from friction, thus keeping the air consumption constant in the diaphragm.

         NEWTECH REAR TRUCK BRAKE

         The NewTech rear brake complements the front design by adding a parking brake. Its principle is quite similar, except for a modified spider adapted to accommodate a push plate and an additional auxiliary spider incorporating "Belleville" disc springs, which acts as a parking brake.

         The parking brake is applied when no air occurs in the system. The "Belleville" disc springs apply a force onto the push-plate, which in turn pushes on the thermal barrier which through the slack adjuster forces the inboard pad against the rotor. The rotor then slides and contacts the outboard pads.

         The parking brake is released when there is air in the system. The piston in the auxiliary spider applies a force onto the "Belleville" disc spring which in turn no longer applies pressure on the push plates, releasing the brake.

COMPETITIVE FEATURES OF THE NEWTECH BRAKE

         We believe that the NewTech brake system offers a number of distinct advantages over today's conventional drum and disc brakes. For the truck and bus OEM, It addresses the primary concerns related to warranty costs and system reliability. Its modular design, allowing the manufacturer to provide a complete corner system, from the knuckle outward to the wheel (spindle, hub and bearing, caliper, rotor, dust shield in the rear and drum), permits more efficient assembly.

         We  believe  that  for  the  operator  it  offers  excellent   economic
performance, superior braking efficiency and longer brake life.

         After in-house computer analysis and simulations, dynamometer testing, test trials conducted with cars, the NewTech race test program and track testing with a Class 8 truck, we believe the NewTech brake can deliver the following competitive features:

         EXCELLENT ECONOMIC PERFORMANCE

         Brakes are among the least expensive equipment on a heavy rig, yet maintenance causes significant down time, and poor brake performance has been found to be the cause of many accidents. The NewTech brake system is cost competitive with caliper disc or drum brakes, either installed as original equipment or as aftermarket replacements. We believe that the operational cost savings generated by the exceptionally long life and low maintenance of NewTech brakes will cost-justify their implementation on heavy vehicles.

         Based on cost estimates provided by a Quebec transit authority, a payback of between two and three years is forecast, even for retrofits. The savings are achieved through longer life, quicker and less frequent brake maintenance, lower parts cost and less downtime.

         MORE CAPACITY TO STOP A VEHICLE

         The capacity to stop a vehicle is determined by two factors: brake torque generated by the braking mechanism, and brake control.

         A) BRAKE TORQUE. NewTech Brake believes that the tandem of a truck tractor should be equipped with a higher torque mechanism than those currently in use, considering the load increase produced by weight transfer during the braking process. Cars are generally equipped with stronger brakes at the front wheels for the same reason. Some oppose this theory, claiming that an increase in brake torque causes loss of control, which is a familiar problem with existing brakes. However, with its extremely fast response (ability to increase and reduce torque rapidly) and excellent linearity, the NewTech brake should solve the old dilemma of torque vs. control.

         B) BRAKE CONTROL. Brake control is a function of the lack of self-energizing (feature of disc brakes) and a high torque modulation rate. A vehicle traveling at 60 mph (97 km/h) covers 88 feet (27 meters) per second, creating the requirement for brakes capable of torque modulation at a high rate. Conventional foundation brake hysteresis significantly affects brake control.

         Hysteresis occurs when the foundation brake's torque output does not immediately or proportionately respond to a change in applied brake pressure. This causes the brake control system to overshoot either the release (reduce) or increase of pressure applied by the driver to the pedal. This phenomenon is well demonstrated by tire dash skid marks familiar on road surfaces, which are caused when the suspension is induced into oscillation by the sporadic application of brake pressure and release. In order to stop, the wheels of the vehicle must stay in contact with the road, and with this oscillating effect a large portion of the traction is lost.

         EXTENDED BRAKE LIFE

         The even pressure that the NewTech brake applies on the entire surface on both sides of the rotor, combined with lower overall maximum pressure results in significantly reducing wear on brake linings and rotors.

         NewTech Brake estimates that its truck brake will have a life of up to two times longer than "S" cam brakes, and up to three times longer than today's disc brakes.

         INDIRECT COST SAVINGS

         In addition to direct savings for parts and labor to maintain tuck brakes, other indirect costs can also be expected. Included are:

         A) IMPROVED MOTOR, TRANSMISSION AND POWER TRAIN LIFETIMES: We believe that the NewTech brake will reduce the use of "motor braking". The full contact design minimizes the heat transferred to the vehicle wheel, improving bearing and oil seal life.

         B) IMPROVED TIRE LIFE: The NewTech brake design keeps the casing temperatures relatively low, reducing the risk of burned or blown out tires caused by overheated brakes. If installed with ABS system, improved performance will greatly reduce the incidents of "flats" caused by ABS wheel lockup.

         IMPROVED FADE AND RECOVERY PROPERTIES

         Current drum brakes are subject to problems of fading (reduction or absence of braking ability) and the consequent inability to recover braking power. This is caused by temperature increases during braking, which at certain levels change the chemical surface of the friction material. This causes the friction coefficient to drop with a reduction in or total loss of braking power. Such a situation is fairly common with heavy vehicles.

         With twice the friction material volume, approximately three times the friction surface, larger convection area and operating at a lower pressure, NewTech brake operates at a lower temperature, which reduces overall system fade.

         IMPROVED NVH (NOISE, VIBRATION, HARSHNESS)

         NewTech's brake mechanics work differently than those of conventional disc or caliper brakes using a full contact low pressure mechanism instead of the acute concentrated high pressure applied to a small area of the rotor by conventional disc or caliper technologies. For heavy vehicles, brake noise is a major issue for municipal busses and sanitation trucks. The NewTech brake greatly reduces this problem, while maintaining its economic and braking performance advantage.

         GOOD HEAT EXCHANGE (DISSIPATING) PROPERTIES

         NewTech's  brake  rotor  disc  design  with  large   dissipation   fins
contributes toward expelling the heat efficiently. The use of fins with large convection area also contributes to improving heat exchange properties. The full 360(degree) contact between the friction material and rotor transmits energy over a significantly larger surface, resulting in lower overall system temperatures and rapid heat dissipation. The lower operating temperature for the NewTech brake minimizes rotor deformation and the resulting NVH over the operating life of the vehicle.

         IMPROVED DESIGN OPPORTUNITY

         Finding enough axle space for installation and operation is a critical issue for drum and disc brakes used on heavy vehicles. The fact that the NewTech brake fits inside the wheel envelope on any vehicle means that additional space can be made available for the suspension system, chassis, etc. This design advantage could, among other benefits, have significant impact for truck and trailer manufacturers, such as the reduction of axle inventory. It is also of great significance for manufacturers of low-floor busses, where designers look for every inch of passenger space.

         BRAKE CONTROL SYSTEMS

         The NewTech foundation brake can be adapted to any brake control system currently available on Class 7 & 8 vehicles sold worldwide.

CURRENT STAGE OF DEVELOPMENT

         After approximately ten consecutive years of virtual and computer design, over $25 million of research and development work, and actual testing on passenger cars, race cars and trucks, we expect that the NewTech industrial air foundation brake is ready to move to the final stage of industrialization prior to "hitting the road."

         Its development has a lengthy history. Original foundation brake prototypes were manufactured in 1978 and tested on a Ford CLT 9000 truck tractor (44,800 lbs. MGVWR). The performances obtained during more than 12,000 miles (19,300 km) of intensive brake testing were exceptional and confirmed the superiority of the design.

         Advanced computer software, combined with high performance computers and NewTech Brake's in-house dynamometer have helped NewTech Brake to advance substantially on design optimization and materials development. After close to ten years of computer design and testing of its various components in a laboratory environment, the NewTech brake has completed its proof of concept stage and now undergoes its final revisions created by the industrialization process and the pre-production prototype release is expected in the following months.

         The pre-production sample, for 22.5% wheels model, are expected to be tested and validated by Spring 2004, and production samples are projected by Summer 2004.

INTELLECTUAL PROPERTY

         NewTech Brake, through rights granted by NewTech Group International Inc., relies on a combination of patent, patent pending, copyright, trademark, trade secret and contract laws, as well as international treaties, to protect the proprietary rights relating to technical know-how, designs, special materials, manufacturing techniques, and test equipment.

         NewTech Brake has adopted a proactive approach to identifying and protecting key patentable concepts and components. The objective of NewTech Brake's patent strategy is to obtain an exclusive and preferential position in product features; performance and cost compared to its competitors, while assuring NewTech Brake the widest possible application and broadest potential market for its products. NewTech Brake seeks to patent the key concepts and components, which it believes will provide it with a significant advantage over its competitors and for inventions NewTech Brake considers having commercial value. Patent protection outside North America is sought on a more selective basis for those inventions having significant commercial value.

BUSINESS DEVELOPMENT PLAN

         The total potential North American market for NewTech brakes is made up of:

         o  OEM - new busses and trucks - 5.1 million NT brakes per year;

         o  Retrofit Aftermarket - 7.5 million NT brakes; and

         o  Maintenance Aftermarket - 29.5 million maintenance kits.

GENERAL MARKETING STRATEGY

         MARKETING

         Global Marketing will be developed and supported by NewTech Brake Corp.

         CHINESE MARKET

         The Chinese Market will be managed by a CJV between a Chinese partnership and NewTech Brake Corp. This CJV will support the OEM market for buses, trucks, trailers and specialty heavy vehicles.

         GLOBAL MARKET - EXPECT CHINA

         NewTech Brake Corp. will manage and build on new existing opportunities in the Aftermarket and through OEM channels.

         It operates under licensing agreements purchased from NewTech Group International Inc. The licenses cover the manufacturing and distribution of the NewTech brake and/or complete brake systems to the heavy vehicle OEM market and Aftermarket.

         COMMERCIALIZATION STRATEGY

         Consistent with its objective, the Company intends to favour opportunities for strategic alliances with current suppliers to heavy vehicle OEMs. NewTech Brake Corp. prefers to be viewed as a source of progress and added value for those who want to share in its technology.

         The motor vehicle industry is characterized by a vast number of new technologies competing for attention from very few bus and truck manufacturers, who set their priorities many years in advance. Trends in operator preferences, such as safety, reliability, economic performance and driver comfort are factors that greatly influence manufacturers.

         Early in its strategic thinking, NewTech Brake Corp. had understood this industry reality, and thus decided to base its commercialization strategy on a "Push and Pull" market model.

         PUSH STRATEGY

         The first phase of the Push strategy involved explaining to motor vehicle manufacturers the advantages of the full contact disc brake concept. Motor vehicle manufacturers are fundamentally conservative and do not want to take any unnecessary risks. They are bottom-line oriented and motivated by sales, manufacturing costs and warranty costs, in that order. Unless forced by legislation or strong consumer demand, they need clear proof that a product innovation meets these criteria before moving away from traditional practices.

         The technological evolution of the last ten years has offered more to the motor vehicle industry than either its members or consumers have been able to absorb. However, one of the few products not affected significantly, is the foundation brake. Caliper disc brake technology has been deployed for over 40 years and the drum brake has been is its current form essentially since World War I. Improvements have only been achieved through new materials and by electronic brake control systems like ABS.

         When, in the beginning, advance research and development department engineers of major automotive manufacturers were shown the NewTech revolutionary braking design concept, they were intrigued, but skeptical. NewTech realized then that the battle was not going to be easy and was challenged to prove its concept.

         From its own design experience, NewTech shared the brake engineers' view that brakes are very complex mechanical devices, where minor problems such as squealing and vibration can be very difficult to solve. To ask the industry to abandon a technology, which took it forty years to optimize would clearly require hard evidence.

         "PUSH" STRATEGY ACTIVITIES

         In order to appear on the radar screen of the large automotive and heavy vehicle OEMs, NewTech demonstrated its brake technology at three consecutive SAE (Society of Automotive Engineers) exhibitions. The annual SAE show is the most important North American automotive show and is visited by OEMs, potential partners and competitors alike. NewTech's attendance was a major factor in becoming known throughout the industry.

         NewTech also installed its brakes on cars from different manufacturers and was able to demonstrate their effectiveness. Included were Lincoln Navigator, a Ford Taurus, a Renault Laguna, and a Peugeot 605 - the latter three on loan from the manufacturer - in addition to the Porsche 911 used in the Motorola cup.

         Since then, NewTech has received numerous visits from OEMs as well as major suppliers in the automotive and heavy vehicle markets. As a result, NewTech can state with confidence that we are known and also watched by the industry.

         Going forward, NewTech Brake will continue to participate in industry events such as the SAE exhibitions but will concentrate the national and regional "Truck and Bus" shows.

         OEM OPPORTUNITIES

         The `push strategy' has already achieved some success and NewTech is now part of a program initiated with a major truck manufacturer to introduce the full contact brake to the European market for the 2007 model year. We are also pursuing opportunities in Europe and North America with smaller OEMs in the trailer and specialty truck market. Given success in the aftermarket, NewTech will pursue other OE manufacturers of trucks, trailers and busses to make NewTech brakes either an option or standard equipment in North America.

         PULL STRATEGY

         Most truck operators or car enthusiasts who have been exposed to the full contact disc brake concept have quickly understood its merits. NewTech intends to stimulate demand for its brake technology by increasing its presence in the aftermarket, thus increasing consumer demand from the manufacturer.

         The North American heavy vehicle market is ideal for an aftermarket-based strategy, since in this market the purchaser decides which brakes will be installed, even on their new truck or bus. This is standard practice in North America and OEMs deliver what, in essence, are custom vehicles. This is not the practice in Europe, where disc brake on trucks are now the law, and our opportunity lies more in the area of trailer and truck assemblers.

         Heavy vehicles, particularly busses and other short haul/frequent stop vehicles, as well as Class 7 and 8 trucks and tractor-trailers are the preferred market segment for this strategy. Conventional caliper disc brakes have not proven to be a replacement for older drum brake technology in either costs or effectiveness. Indeed, to compensate for the lack of power in today's braking mechanisms, supplementary tools such as the Jacob brake and torque converters are the required norm today. NewTech brake system is a breakthrough technology that will address today's product deficiencies, offer a total braking solution that meets heavy vehicle safety and operational challenges and do so at a price competitive with the current braking systems.

         Specific, existing opportunities include the Quebec north shore special heavy vehicle market, where no-fault insurance, extreme meteorological conditions and a standard North American vehicle profile combined with the opportunity to solve a performance and cost problem for local fleet owners. A successful launch in this area will provide favorable conditions for the initial entry into the heavy vehicle market.

         Once the public transport industry has been addresses, the next niche markets to be addressed will be sanitation trucks and tank trucks, followed by other markets that have specific problems related either to cost or performance.

COMMERCIALIZATION PLAN

         The approach NewTech Brake Corp. intends to take to commercialize its braking systems is based on the principle that it wants all motor vehicle manufacturers to adopt its technology and all brake manufacturers to share in its success. NewTech will not be a brake manufacturer attacking its competitors, but a company that is proposing a better technology to the industry.

         NewTech is confident that OEM's will gain confidence in NewTech's brake products through test trials and other industry efforts, and additionally that manufacturers will be asked by End Users to adopt NewTech's technology through public awareness campaigns.

         Thereafter, manufacturers will select specific vehicle platforms and will negotiate with Tier I axle suppliers to supply NewTech's products. NewTech intends to offer such suppliers non-exclusive licensing agreements to adapt NewTech's product design for installation on specific platforms.

PRODUCT STRATEGY

         NewTech Brake Corp. bases its products on the intellectual property, registered patents and patents pending owned by NewTech Group International Inc. and has an license for the Global Market. In order to protect the integrity of its technology and to optimize its economic impact, NewTech Brake Corp. intends to keep responsibility for the manufacturing of certain key components.

         NewTech Brake Mfg. (Suzhou) Co. Ltd. will have the mission to identify source of suppliers that have international quality control standards.

CUSTOMER SUPPORT

         For the Pull strategy to work, it is essential that NewTech is able to supply its brakes and maintenance parts and support its aftermarket customers where they do business. This support has a number of vital components:

         o Retrofit facilities to install NewTech brakes in place of current brakes.

         o  Maintenance facilities to perform periodic brake maintenance.

         o Training of technicians and truck mechanics to perform the above.

         Public transport and municipal (sanitary) truck fleets usually perform the maintenance functions in their own repair centers and the most important issue will be training the service mechanics. However, the retrofit of NewTech brakes may require a third-party or joint venture partner to overcome difficulties with existing maintenance facility resources, fleet scheduling or labor contracts. For the Quebec municipal bus market, NewTech has already identified a potential partner, who would eventually be capable of participating in the larger North American market.

         Large truck fleets frequently operate in-house maintenance facilities dedicated to keeping fleet trucks on the road. Some however rely on truck service centers for this need and NewTech's strategy will address this.

TRUCK SERVICE CENTERS

         The key to reaching the smaller independent operator, who is directly responsible for at least 30% of the heavy truck market, is the creation of a network of "NewTech Certified" truck service centers. These centers will be capable of both retrofitting NewTech brakes and servicing them once they are installed.

         Truck service centers are an important component of the long-term Pull strategy since they permit the regional approach to the heavy brake market. For short-haul operators, the most important consideration beyond the economics and performance of the brake itself is the availability of a reliable, local service center for brake maintenance. The availability of local service centers will permit NewTech to sell brakes to smaller fleets and attack the market on a geographic region-by-region basis.

         The Company has studied this market and is working on a plan to create a network of "NewTech Certified" regional truck service centers. The plan is to start in Quebec, in support of a rollout to sanitation and other local truck fleets. The entry into other North American regions will similarly be synchronized with the introduction of the NewTech brake on a sufficient number of trucks.

DISTRIBUTION STRATEGY

         We believe that the best way to ensure distribution of our full-contact brakes beyond the niche markets identified above, will be to partner with or acquire a North American distributor of brakes and brake components. Although candidate companies have been identified, such an acquisition is not reflected in our current financial forecasts.

RECENT DEVELOPMENTS

         Pursuant to an Asset Transfer and Change of Control Agreement dated April 11, 2002, between Internet VIP, Inc. and NewTech Group International Inc. of Blainville, Quebec, Canada, NewTech Group re-organized the capitalization of Internet VIP, Inc., amended its corporate charter to change its name to NewTech Brake Corp., and changed the focus of NewTech Brake.

         Prior to closing the Agreement, NewTech Brake had a reverse split its common shares in the ratio of twenty (20) to one (1). The former business, which included the assets, liabilities (except for outstanding debts not to exceed $200,000) and current operations are organized under NewTech Brake.

         According to the Agreement, NewTech Group International Inc. received from NewTech Brake, in payment of the license to commercialize NewTech full contact disc brakes for the heavy duty vehicle market in North America and Europe, for a total payment of 59,800,000 shares of common stock (post reverse split). The license agreement allows for royalty payments of 5% to NewTech Group International Inc. on sales of full contact disc brakes by NewTech Brake.

         In May 2003, NewTech Brake bought a license from NewTech Group International Inc. to market the NewTech full contact disc brake for the heavy-duty vehicle market for the rest of the world. The license selling price was $0.80 per share for a number of shares that will be established following an evaluation of its commercial value by a specialized independent firm.

         The closing of these transactions, which took place after NewTech completed its diligence, occurred on July 1, 2002.

         Further pursuant to the Agreement, NewTech Group had the right to designate a majority of the Board of Directors of NewTech Brake effective ten days after having met certain regulatory requirements. This change in the majority of the Board was completed on April 19, 2002.

         On November 18, 2002, NewTech published a press release and filed a Current Report on Form 8-K with the Securities and Exchange Commission announcing that Mr. Jack Ehrenhaus, a former director of NewTech Brake and former director and executive officer of Internet VIP, Inc., the predecessor organization to NewTech Brake, filed an unauthorized and unapproved Form 8-K on behalf of NewTech Brake. Mr. Ehrenhaus contends that NewTech Group International, Inc. breached the Asset Transfer and Change of Control Agreement, dated April 11, 2002 between NewTech Group International, Inc. and Internet VIP, Inc. and that Internet VIP, Inc. (now called NewTech Brake Corp.) elected to terminate the agreement prior to the change of control. Mr. Ehrenhaus disputes the current ownership structure of NewTech Brake Corp. NewTech Brake believes the unauthorized and unapproved Form 8-K filed by Mr. Ehrenhaus contained incorrect information and should be disregarded. Mr. Ehrenhaus signed a consent, as a member of the Board of Directors of Internet VIP, Inc., ratifying and adopting the Asset Transfer and Change of Control Agreement and the actions contemplated therein. NewTech Brake has filed the consent as an exhibit to the accompanying registration statement. Current management of NewTech Brake has reviewed Mr. Ehrenhaus' contentions and believes they are without merit and will defend against any future action by Mr. Ehrenhaus.

         On January 12, 2004, we submitted an application for listing on the American Stock Exchange. NewTech Brake now trades on the Over-the-Counter Bulletin Board trading under the symbol "NWTB".

THE REORGANIZATION

         Consistent with our business model, we intend to establish a flexible corporate structure, designed to accommodate the needs of our markets and the alliances and partnerships needed to deliver brakes to a conservative industry with established norms of operation.

         INTERIM MANAGEMENT

         NewTech Group will provide the personnel to manage NewTech Brake until such a time as the permanent management is put into place. Interim management will:

         o Prepare a detailed corporate development plan including operating budgets, detailed marketing plan, HR strategies

         o  Manage the current revenue opportunities

         o  Build the organization, including hiring a president

         o Choosing corporate locations in Quebec and the US (Initially Blainville, Quebec).

         o Identify legal agreements with strategic partners for manufacturing, distribution and sales.

         Mr. Denis Gamache was the Interim Chief Executive Officer until October 4, 2002 and director until November 19, 2002. Yvon Rancourt was elected President on October 4, 2002 and Chief Executive Officer on November 19, 2002.

         NEWTECH GROUP INTERNATIONAL INC.

         In addition to providing licenses and R & D, the role of NewTech Group will be to assist us to achieve a successful beginning for our new business. As indicated, NewTech Group will provide the interim management and infrastructure needed. On a longer-term basis, NewTech Group will provide us with design and engineering services, the tool and die design required for the manufacturing of the various components, as well as, the dynamometer and road testing of the numerous platform models.

         NewTech Group will provide these services on a reasonable fee basis. We estimate that a turnkey contract to adapt the NewTech brake and system to a particular platform, which would include the design, engineering, prototyping and testing will cost up to $2 million dollars. We believe that these costs will be reduced substantially once the processes for fabrication are standardized and strategic partners are in place.

EMPLOYEES

         As of January 5, 2004, we had 20 full-time employees and 2 part-time employees. None of our employees are represented by a labor organization and we are not a party to any collective bargaining agreements.

                                   MANAGEMENT

         NewTech Brake's interim directors and executive officers are as follows:


                  NAME                               AGE       POSITION
                  ----                               ---       --------
                  Yvon Rancourt                      58        President, Chief Operating Officer, Chief
                                                                 Executive Officer and Chairman of the Board

                  Claude Rancourt                    55        Director, Secretary

                  Gilbert Lasnier                    47        Director

                  Marc-Antoine Gratton               51        Director

                  Louis Lacroix                      63        Director

         The following is a brief description of the background of the directors and executive officers of NewTech Brake.

YVON RANCOURT

         Mr. Yvon Rancourt became Chairman of the Board of Directors and Chief Operating Officer of NewTech Brake effective April 19, 2002. Mr. Rancourt became President of NewTech Brake on October 4, 2002. Mr. Rancourt is the inventor of the NewTech Full Contact Disc Brake and was one of the founders and principal patent filers at NewTech Group International Inc. Since the beginning of NewTech Group International Inc. in 1989, Mr. Rancourt has been serving as Chairman of the Board of Directors and Chief Operating Officer of NewTech Group International Inc. From 1981 to 1989, Mr. Rancourt served as Director of Production at Compania Minera Ucalali S.A. From 1979 to 1981, Mr. Rancourt worked as a private consultant in the wood finishing manufacturing industry. From 1976 to 1979, Mr. Rancourt served as Chief Executive Officer of Dolphin Brake Inc. At Dolphin Brake Inc., Mr. Rancourt was one of the founders and the principal patent filer of the first concept of full contact disc brakes for heavy vehicles. From 1974 to 1976, Mr. Rancourt served as Managing Director at Les Manufacturiers de Precision de Beauce Inc., a manufacturer of truck trailer axles. From 1973 to 1974, Mr. Rancourt served as Director of Production for Snow Jet, a manufacturer of snowmobiles. In 1966, Mr. Rancourt founded Beauce Machine Shop and served as Managing Director until 1973. Yvon is the brother of Claude Rancourt.

CLAUDE RANCOURT

         Mr. Claude Rancourt became a Director and the Secretary of NewTech Brake effective April 19, 2002. Since the formation of NewTech Group International Inc. in 1989, Mr. Rancourt has been serving as Chief Executive Officer and as Director of Legal Affairs of NewTech Group International Inc. Mr. Rancourt was in private practice as a notary from 1976 to 2000, and from 1972 to 1974, specializing in the fields of Real Estate and Corporate Law. From 1974 to 1976, Mr. Rancourt served as a Director at Les Manufacturiers de Precision de Beauce Inc. Mr. Rancourt is one of the founders of NewTech Group International Inc. and one of the filers of the first patents. He is the brother of Yvon Rancourt. Mr. Rancourt received a L.L.L. (1971) and D.D.N. (1972) from Sherbrooke University, Quebec.

GILBERT LASNIER

         Mr. Gilbert Lasnier became a Director of NewTech Brake effective April 19, 2002. Since 1997, Mr. Gilbert Lasnier has worded for the International Civil Aviation Organization in Montreal, Quebec, as a GIS analyst. From 1990 to 1997, Mr. Lasnier founded and became President of Sigrafix Inc., a geographic information systems company engaged in implementation of cartographic software. From 1988 to 1990, Mr. Lasnier worked for Nepcom Inc., a civil works contrator, as a senior surveying technician and supervisor. From 1981 to 1988, Mr. Lasnier worked for different companies (Hydro Quebec, Domtar, Geonumerigraphe, Luc
Pelletier & Associates) as a surveying technician. From 1976 to 1980, Mr. Gilbert Lasnier worked for the government in Geodesic Services as a technician.

MARC-ANTOINE GRATTON

         Mr. Marc-Antoine Gratton became a Director of NewTech Brake effective April 19, 2002. Since 1987, Mr. Gratton has been serving as Vice President and Comptroller of Optron Inc., a Canadian-based company specializing in the sales rentals and maintenance of Geodetic Instruments and in lasers for industry and construction. From 1974 to 1985, Mr. Gratton was a logistics consultant with several large companies, including Bell Canada International, Cartier Engineering, BGCheco International and J.F. Pritchard & Sons International. During this time from 1974 to 1985, Mr. Gratton worked on a number of overseas projects, including the West-African Panaftel telecommunications implementation, the Andekaleka Hydroelectric Development Project in Madagascar and a large telecommunications project in Zaire. During this same time period, Mr. Gratton worked on the Reza Shah Kabir Hydroelectric development project in Iran and as administrator of the Hassi R'Mel (Algeria) training center and site of a major natural gas plant. Mr. Gratton has been a shareholder of NewTech Group International Inc. since 1995.

LOUIS LACROIX

         Mr. Louis Lacroix was appointed to the Board of Directors on November 19, 2002. Mr. Lacroix is Chairman of the Teamsters Canadian Pension Plan, Member of the Quebec Environmental Foundation and Member of the Council for the Canadian Unity since 1989. Mr. Louis Lacroix has been involved in the Canadian and Quebec labor movement for more than 30 years. His career as a trade-unionist has promoted him to the highest positions in the labor organization where he worked most of his professional life. In 1989, Mr. Lacroix was elected President for the Canadian Conference of Teamsters and elected Int'l Vice President for the International Brotherhood of Teamsters in 1991, which is the world's largest union in the transport industry. Mr. Lacroix has been appointed International Director and President for the Canadian Conference of Teamster in 1988. Mr. Lacroix retired in 2000. In addition to his responsibilities as President and International Director, Mr. Lacroix is directly involved in various activities and organizations of social, environmental and para-professional nature. In spite of his numerous commitments within the Teamsters Union, Mr. Lacroix has been involved in various social, community and charitable activities. Mr. Lacroix is the chairman of the Omnium Louis Lacroix, an annual golf tournament which benefits various social and environmental organizations and was recipient of the "Histadrut Menorah Award."

RESIGNATION OF DIRECTORS AND OFFICERS

         On October 4, 2002, Mr. Jack Ehrenhaus was removed as the President of NewTech Brake. Mr. Denis Gamache resigned as the Chief Executive Officer on October 4, 2002 and as Director on November 19, 2002.

COMPENSATION OF DIRECTORS

         Members of our Board of Directors have not received compensation for acting as directors. Members of our Board of Directors will receive options to purchase 125,000 shares of common stock during their terms as directors. The exercise price for these options is $0.50 per share and they expire one year after the director resigns from his directorship.

ITEM 10.  EXECUTIVE COMPENSATION

         The following table shows all the cash compensation paid by NewTech Brake, as well as certain other compensation paid or accrued, during the fiscal years ended February 28, 2003, 2002 and 2001 to NewTech Brake's named executive officers. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the chart below, were paid to this executive officer during these fiscal years.


                                       ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                                                                 AWARDS           PAYOUTS
                                                            OTHER        RESTRICTED
                                                            ANNUAL         STOCK       OPTIONS/     LTIP      ALL OTHER
NAME AND                              SALARY    BONUS    COMPENSATION     AWARD(S)      SAR'S     PAYOUTS   COMPENSATION
PRINCIPAL POSITION           YEAR       ($)      ($)         ($)            (#)          (#)        ($)          ($)
------------------------------------------------------------------------------------------------------------------------
Yvon Rancourt                2003    $   --    $   --     $      --          --           --       $--         $   --
Chief Executive
  Officer(1)                 2002    $   --    $   --     $      --          --           --       $--         $   --
                             2001    $   --    $   --     $      --          --           --       $--         $   --

Dr. Ilya Gerol(2)            2003    $   --    $   --     $      --          --           --       $--         $   --
Chairman and Chief           2002    $12,000   $   --     $      --          --           --       $--         $   --
Executive Officer            2001    $65,000   $   --     $      --          --           --       $--         $   --

Jack Ehrenhaus(3)            2003    $   --    $   --     $      --          --           --       $--         $   --
Former President             2002    $   --    $   --     $      --          --           --       $--         $   --
                             2001    $   --    $   --     $      --          --           --       $--         $   --

Christian Richer             2003    $   --    $   --     $      --          --           --       $--         $   --
Former Chief Executive       2002    $   --    $   --     $      --          --           --       $--         $   --
Officer(4)(5)(6)(7)          2001    $   --    $   --     $4,000(5)          --           --       $--         $   --

-------------

(1) M. Rancourt became Chief Executive Officer of NewTech Brake on November 19, 2002.

(2) Chief Executive Officer from March 1, 2000 (start of fiscal year through April 30, 2002).

(3) Mr. Ehrenhaus was the President of NewTech Brake from December 31, 2001 to October 4, 2002.

(4) Mr. Richer was appointed Chief Executive Officer of NewTech Brake effective August 29, 2000 and resigned from his position effective May 1, 2001. Mr. Richer had an employment agreement under which he was to receive an annual salary of $90,000 per year. Due to cash shortage, Mr. Richer did not receive any portion of this salary.

(5) Mr. Richer's employment contract provided for an annual car allowance of $4,000.

(6) Under the terms of his employment contract, Mr. Richer was granted options to purchase 100,000 shares of NewTech Brake common stock at an exercise price of $0.05 per share for each year his employment contract was in effect.

(7) Under the terms of his employment contract, Mr. Richer was granted 100,000 shares of NewTech Brake's common stock.

         The following table contains information regarding options granted during the year ended February 28, 2003 to NewTech Brake's named executive officer.

                                                  OPTION/SAR GRANTS TABLE

                                                            % TOTAL
                                                         OPTIONS/SAR'S
                                                           GRANTED TO
                                  NO. OF SECURITIES    EMPLOYEES IN YEAR
                                      UNDERLYING         ENDED FEBRUARY
                                    OPTIONS/SAR'S           28, 2003        EXERCISE OR BASE PRICE
NAME                                 GRANTED (#)              (%)               ($ PER SHARE)           EXPIRATION DATE
-----------------------------------------------------------------------------------------------------------------------------
Jack Ehrenhaus                                None               N/A                  N/A             N/A
Former President

                                                                                                      1 year after
                                                                                                      resignation/termination
Yvon Rancourt                              125,000                20%                0.50             as a director
Chief Executive Officer

         The following table contains information regarding options exercised in the year ended February 28, 2003, and the number of shares of common stock underlying options held as of February 28, 2003, by NewTech Brake's named executive officer.

                        AGGREGATED OPTIONS/SAR EXERCISES
                             IN LAST FISCAL YEAR AND
                     FISCAL YEAR END OPTIONS/SAR VALUES (1)

                                                                                                    VALUE OF UNEXERCISED
                                                                                                        IN-THE-MONEY
                                                              NUMBER OF SECURITIES UNDERLYING          OPTIONS/SAR'S
                                                            UNEXERCISED OPTIONS/SAR'S AT FY-END          AT FY-END
                         SHARES ACQUIRED                    -----------------------------------  ---------------------------
                           ON EXERCISE       VALUE REALIZED                (#)                              ($)
NAME                           (#)                ($)         EXERCISABLE       UNEXCERSIABLE    EXERCISABLE   UNEXERCSIABLE
----------------------------------------------------------------------------------------------------------------------------
Yvon Rancourt                      --               --            125,000                 0         $12,500           --
Chief Executive
  Officer

EMPLOYMENT AGREEMENT

         On April 28, 2000, NewTech Brake entered into a one-year employment agreement with its former Chief Executive Officer, Mr. Christian Richer. The agreement was effective May 1, 2000 through April 30, 2001 and was automatically renewed unless either party gives notice to terminate within 60 days of the expiration date, which was April 30. The agreement provided for an annual salary of $90,000. Under the terms of the agreement, Mr. Richer also received 100,000 shares of the NewTech Brake's common stock. In addition, each year the agreement was in effect, Mr. Richer was granted options to purchase 100,000 shares of NewTech Brake's common stock at an exercise price of $0.05 per share. Mr. Richer's employment contract also allowed a car allowance of approximately $4,000 annually. The contract was not renewed after April 30, 2001.

COMMITTEES

         AUDIT COMMITTEE. The Audit Committee currently consists of Marc-Antoine Gratton, Louis Lacroix and Claude Rancourt.

         COMPENSATION COMMITTEE. The Compensation Committee currently consists of Marc-Antoine Gratton, Louis Lacroix and Yvon Rancourt.

                             DESCRIPTION OF PROPERTY

         Since June 2002, NewTech Brake maintains its corporate offices at 779 Industrial Blvd. Blainville, Quebec and does not pay rent for these premises because NewTech Group International, a majority shareholder of NewTech Brake, owns the office space. Before that date, NewTech Brake was located at 1155 University Street, Suite 602, Montreal, Canada where we had approximately 1,550 square feet at an annual rental of approximately $20,000 per year which included all utilities and applicable taxes. That lease was cancelled in December 2001.

                                LEGAL PROCEEDINGS

         On November 18, 2002, NewTech Brake published a press release and filed a Current Report on Form 8-K with the Securities and Exchange Commission announcing that Mr. Jack Ehrenhaus, a former director of NewTech Brake and former director and executive officer of Internet VIP, Inc., the predecessor organization to NewTech Brake, filed an unauthorized and unapproved Form 8-K on behalf of NewTech Brake. Mr. Ehrenhaus contends that NewTech Group International, Inc. breached the Asset Transfer and Change of Control Agreement, dated April 11, 2002 between NewTech Group International, Inc. and Internet VIP, Inc. and that Internet VIP, Inc. (now called NewTech Brake Corp.) elected to terminate the agreement prior to the change of control. Mr. Ehrenhaus disputes the current ownership structure of NewTech Brake Corp. NewTech Brake believes the unauthorized and unapproved Form 8-K filed by Mr. Ehrenhaus contained incorrect information and should be disregarded. Mr. Ehrenhaus signed a consent, as a member of the Board of Directors of Internet VIP, Inc., ratifying and adopting the Asset Transfer and Change of Control Agreement and the actions contemplated therein. NewTech Brake has filed the consent as an exhibit to the accompanying registration statement. Current management of NewTech Brake has reviewed Mr. Ehrenhaus' contentions and believes they are without merit and will defend against any future action by Mr. Ehrenhaus.

         Heller, Horowitz & Feit, P.C. ("Heller Horowitz"), a New York law firm, filed a Complaint against NewTech Brake in New York Supreme Court on June 7, 2003. In its Complaint, Heller Horowitz alleges that it provided legal services to NewTech Brake at its request and that NewTech Brake failed to pay for those legal services. Based on these allegations, Heller Horowitz asserts three causes of action against NewTech Brake. On its first cause of action, Heller Horowitz seeks damages in the sum of $95,145.87, with interest from May 31, 2002. On its second cause of action, Heller Horowitz seeks damages in the sum of $95,145.87, with interest from October 4, 2002. On its third cause of action, Heller Horowitz seeks damages in the sum of $203,175.94, with interest from October 4, 2002. NewTech Brake filed an Answer to Heller Horowitz's Complaint on November 25, 2003. In its Answer, NewTech Brake denies the allegations in Heller
Horowitz's Complaint and asserts various defenses. Given that the action is in the early stages of litigation, we are unable to predict the probability of a favorable or an unfavorable outcome.

         On September 29, 2003, NewTech Brake received a demand letter from Lazar Equities, Inc. for 1,000,000 shares of NewTech Brake common stock, 1,000,000 NewTech Brake warrants and $40,000 in connection with an agreement dated July 3, 2001 between Internet VIP, Inc. We believe that these claims are without merit and will vigorously defend against any future action by Lazar Equities, Inc.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of January 5, 2004, information with respect to the beneficial ownership of our common stock by (i) persons known by us to beneficially own more than five percent of the outstanding shares, (ii) the directors, (iii) each executive officer and (iv) all directors and executive officers as a group.

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                                                                                                    COMMON STOCK
                                                                                                  BENEFICIALLY OWNED
                                                                                       --------------------------------------
NAME/ADDRESS                                         TITLE OF CLASS                          NUMBER               PERCENT(1)
-----------------------------------------------------------------------------------------------------------------------------
Yvon Rancourt                                        Common Stock                       10,894,220(2)(3)             16.12%
779 Industrial Blvd.
Blainville, Quebec J7C 3V3

NewTech Group International Inc.(3)                  Common Stock                          51,036,094                75.51%
779 Industrial Blvd.
Blainville, Quebec J7C 3V3

Claude Rancourt                                      Common Stock                       10,434,981(2)(3)             15.44%
779 Industrial Blvd.
Blainville, Quebec J7C 3V3

Gilbert Lasnier                                      Common Stock                          125,000(2)                     *
779 Industrial Blvd.
Blainville, Quebec J7C 3V3

Marc-Antoine Gratton                                 Common Stock                          125,000(2)                     *
779 Industrial Blvd.
Blainville, Quebec  J7C 3V3

Louis Lacroix                                        Common Stock                          177,500(2)                     *
779 Industrial Blvd.
Blainville, Quebec  J7C 3V3

Directors and All Officers as a Group(3)(4)          Common Stock                          52,213,594                77.26%
779 Industrial Blvd.
Blainville, Quebec J7C 3V3

-----------

*        Represents less than 1%.

(1) Applicable percentage of ownership is based on 66,959,872 shares of common stock outstanding as of January 5, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of January 5, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of January 5, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes an option to purchase 125,000 shares of common stock at an exercise price of $0.50 per share.

(3) Pursuant to the Asset Transfer and Change of Control Agreement, dated April 11, 2002, by and between the Company and NewTech Group International Inc., NewTech Brake issued 59,800,000 shares of NewTech Brake's common stock to NewTech Group International Inc. as payment for product licensing and distribution rights. Subsequently, NewTech Group International Inc. transferred 8,763,906 shares, leaving 51,036,094 shares of common stock. The two majority shareholders of NewTech Group International Inc. are Mr. Yvon Rancourt and Mr. Claude Rancourt. Together they are majority shareholders of NewTech Group International Inc. which represents 51.22% of the total outstanding shares of NewTech Group International Inc. Accordingly, Mr. Yvon Rancourt and Mr. Claude Rancourt are deemed to be the beneficial owners of a portion of the shares in NewTech Brake held by NewTech Group International Inc. Mr. Yvon Rancourt owns 25.56% of NewTech Group International and Mr. Claude Rancourt owns 25.66% of NewTech Group International.

(4)      Consists of 5 individuals.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In May 2003, NewTech Brake bought a license from NewTech Group International Inc. to market the NewTech full contact disc brake for the heavy-duty vehicle market for the rest of the world. Already having the licensee agreements for North America and Europe, NewTech Brake has acquired the rights to commercialize and manufacture the NewTech full contact disc brake for the global heavy-duty vehicle market. The license selling price was $0.80 per share, for a number of shares that will be established following an evaluation of its commercial value by a specialized independent firm.

         On January 21, 2003, NewTech Brake issued the remaining 29,800,000 shares of common stock to the NewTech Group in connection with the Asset Transfer and Change in Control Agreement.

         On July 1, 2002, the Asset Transfer and Change in Control Agreement was completed and NewTech Brake Corp. transferred to NewTech Group International Inc. 30,000,000 shares of NewTech Brake's common stock toward the partial payment for product licensing and distribution rights set out in the agreement. Under the terms of the agreement, NewTech Brake purchased the NewTech Group International Inc. heavy vehicle brake product licensing and distribution rights for North America and Europe at a value of $11,960,000 and was required to issue a total of 59,800,000 shares of its common stock. This license agreement allows for royalty payments of 5% to NewTech Group International Inc.

         In February 2002, NewTech Brake issued 1,500,000 shares of common stock to the former Chairman of the Board, Ilya Gerol and former Vice-President, Viatcheslav Makarow in settlement of accrued, unpaid wages in the amount of $45,996 and loans to NewTech Brake in the amount of $20,000. Mr. Gerol and Mr. Makarow each received 750,000 shares of common stock, which were issued before the reverse stock split.

         In September 2001, NewTech Brake issued 1,100,000 shares of common stock to the former Chairman of the Board, Ilya Gerol, Vice-President, Virtchestov Makarov and Olga Frolova, as administrative employee, in settlement of accrued unpaid wages in the amount of $156,735.24. Of the 1,100,000 shares of common stock distributed, Mr. Gerol received 500,000 shares of common stock, Mr. Makarov received 500,000 shares of common stock and Ms. Frolova received 100,000 shares of common stock as compensation. These shares were issued before the reverse stock split.

         By way of an assignment from VI  Interservice  Inc., an entity owned by
V. Makarov, a former director and officer of NewTech Brake, NewTech Brake entered into an office lease agreement for its Montreal office on September 15, 2000. The lease was cancelled in December 2001. The monthly rent amount was $1,705. Prior to September 15, 2000, NewTech Brake rented office space from VI Interservice Inc. at an annual rental of $24,000. NewTech Brake believes the rate was at fair-market value.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

         Our common stock is quoted on the OTC Bulletin Board under the symbol "NWTB." On January 12, 2004, we submitted an application for listing on the American Stock Exchange. The following table shows the high and low closing prices for the periods indicated.


                       2000                                              HIGH                  LOW
                       First Quarter                                      N/A                  N/A
                       Second Quarter                                     N/A                  N/A
                       Third Quarter                                      N/A                  N/A
                       Fourth Quarter                                     N/A                  N/A

                       2001                                              HIGH                  LOW
                       First Quarter                                      N/A                  N/A
                       Second Quarter(1)                               $0.420               $0.100
                       Third Quarter                                   $0.270               $0.031
                       Fourth Quarter                                  $0.065               $0.030

                       2002                                              HIGH                  LOW
                       First Quarter                                   $0.043               $0.006
                       Second Quarter                                  $0.800               $0.024
                       Third Quarter                                   $0.080               $0.027
                       Fourth Quarter                                  $1.030               $0.031

                       2003                                              HIGH                  LOW
                       First Quarter                                   $0.700               $0.510
                       Second Quarter                                  $1.250               $0.530
                       Third Quarter                                   $1.230               $0.800
                       Fourth Quarter                                  $1.340               $1.100

------------

(1) Stock quotations are available for NewTech Brake commencing in the second quarter of 2001.

(2)      These prices reflect stock prices after a 1 for 20 reverse stock split.

HOLDERS OF COMMON EQUITY

         As of January 5, 2004, the number of record holders of our common shares was approximately 485.

DIVIDEND INFORMATION

         To date, NewTech Brake has never paid a dividend. We have no plans to pay any dividends in the near future. We intend to retain all earnings, if any, for the foreseeable future, for use in our business operations.

SALES OF UNREGISTERED SECURITIES

         On June 13, 2003, we issued 1,500,000 shares of our common stock at a price of $1.33 CAN per share, for a total subscription of $2,000,000 CAN and we issued 1,500,000 shares of our common stock at a price of $1 per share, for a total subscription of $1,500,000. As of December 31, 2003, a total of $236,486 has been received, leaving a remaining balance of $2,763,514.

         In April 2003, we issued 180,000 shares of common stock in settlement of consulting services in the amount of $36,000 in connection with the Acquisition of Assets and Change of Control Agreement, dated April 11, 2002, between NewTech Group International Inc. and Internet VIP, Inc.

         In January 2003, we issued 29,800,000 shares of common stock as the remaining balance payment in connection with the Acquisition of Assets and Change of Control Agreement, dated April 11, 2002, between NewTech Group International Inc. and Internet VIP, Inc.

         In October 2002, we issued 23,810 shares of common stock to Aegis Capital Corp as a placement agent in connection with the equity line of credit transaction.

         In October 2002, we issued 1,166,667 shares of common stock to Cornell Capital Partners, L.P. as a commitment fee in connection with the equity line of credit transaction.

         In August 2002, we issued 16,500 shares of common stock in settlement of liabilities of $6,270.

         In July 2002, we issued 281,750 shares of common stock in settlement of liabilities of $113,421.

         In the second quarter of 2002, we issued 30,000,000 shares of common stock as partial payment in connection with the Acquisition of Assets and Change of Control Agreement, dated April 11, 2002 between NewTech Group International Inc. and Internet VIP, Inc.

         During the quarter ended May 31, 2002, we issued 4,000,000 shares of common stock in settlement of consulting services in the amount of $40,000. These shares were issued before the reverse stock split.

         Prior to April 2002, when we had our reverse stock split, the amounts of sales of unregistered securities listed here are not adjusted for the reverse stock split and are listed in their pre-split original share amounts.

         In February 2002, we issued 1,500,000 shares of common stock to the former Chairman of the Board, Ilya Gerol and former Vice-President, Viatcheslav Makarow in settlement of accrued, unpaid wages in the amount of $45,996 and loans to NewTech Brake in the amount of $20,000. Mr. Gerol and Mr. Makarow each received 750,000 shares of common stock.

         We received investment relations services from an affiliated company (a shareholder). Fees for such services which totaled $44,000 and $38,105 for the years ending February 28, 2002 and 2001 respectively.

         In November 2001, an outstanding loan balance of $102,400 was settled with the issuance of 5 million shares of common stock.

         In November 2001, we issued 2,500,000 shares of common stock in settlement of a short term loan in the amount of $102,400.

         In November 2001, we issued 50,605 shares of common stock in settlement of interest in the amount of $5,060.

         In October 2001, we issued 1,100,000 shares of common stock in settlement of salaries in the amount of $156,735.

         In October 2001, we issued 2,080,000 shares of common stock in settlement of services in the amount of $108,897.

         In September 2001, we issued 1,100,000 shares of common stock to its President, Vice-President and an administrative person in settlement of accrued unpaid wages in the amount of $156,735.24.

         In September 2001, we issued 500,000 shares of common stock to a shareholder for settlement of accrued liabilities totaling $27,500 USD.

         In August 2001, we issued 2,400,000 shares of common shares in settlement of services in the amount of $600,000.

         In August 2001, we issued 348,500 shares of common stock in settlement of services in the amount of $42,700.

         In August 2001, we sold 1,198,882 shares of common stock in a private placement of $142,667.

         In June 2001, we issued 2,000,000 shares of common stock in settlement for an investment in a non-related company in the amount of $300,000.

         In June 2001, we issued 900,000 shares of common stock in settlement for services in the amount of $252,000.

         In June 2001, we issued 50,605 shares of common stock in settlement of interest in the amount of $5,060.

         In June 2001, we issued 215,000 shares of common stock in settlement of services in the amount of $32,050.

         In May 2001 we sold 350,000 shares of common stock in a private placement of $52,500.

         In May 2001, we issued 64,500 shares of common stock in settlement of interest in the amount of $20,352.

         In May 2001, we issued 737,500 shares of common stock in settlement for services in the amount of $168,992.

         In March 2001, Mr. Rider, a former CEO, exercised his option to purchase 100,000 shares of common stock at $0.05 per share.

         In April 2001, we issued 87,500 shares of common stock in a private placement for $14,000.

         In May 2001, we issued 100,000 shares of common stock in a private placement for $20,000.

         In May 2001, we issued 46,083 shares of common stock in a private placement for $10,000.

         In August 2001, we issued 1,198,882 shares of common stock in a private placement for $142,667.

         In December 2001, we issued 600,000 shares of common stock in a private placement for $10,000.

         In June 2001, we issued 130,432 shares of common stock in settlement of interest expense in the amount of $33,424.

         In July 2001, we issued 2 million shares of common stock in exchange for 1 million shares of InterCaribe Telecom, Inc., a Canadian company. InterCaribe Telecom was marketing communication services in the Caribbean. The transaction was valued at $25,000 USD.

         Between April 1, 2001 and February 2002, NewTech Brake issued 8,600,000 shares of common stock in settlement of debt and accrued liabilities totaling $401,628.

         Between April 1, 2001 and February 2002, NewTech Brake issued 7,853,403 shares of common stock for services rendered totaling $534,169.

         We relied upon the exemption provided in Section 4(2) of the Securities Act and/or Rule 506 thereunder, which cover "transactions by an issuer not involving any public offering," to issue securities discussed above without registration under the Securities Act of 1933. The certificates representing the securities issued displayed a restrictive legend to prevent transfer except in compliance with applicable laws, and our transfer agent was instructed not to permit transfers unless directed to do so by NewTech Brake, after approval by our legal counsel. NewTech Brake believes that the investors to whom securities were issued had such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment. NewTech Brake also believes that the investors had access to the same type of information as would be contained in a registration statement.

                            DESCRIPTION OF SECURITIES

         Below is a description of NewTech Brake's outstanding securities, including common stock, preferred stock, options, warrants and debt.

COMMON STOCK

         NewTech Brake's Certificate of Incorporation authorizes the issuance of 200,000,000 shares of common stock, par value $0.0001 per share. As of January 5, 2004, NewTech Brake had 66,959,872 shares of common stock issued and outstanding. Each share of NewTech Brake's common stock entitles the holder to one vote on each matter submitted to a vote of shareholders, including the election of directors. There is no cumulative voting. The holders of NewTech Brake's common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Holders of NewTech Brake's common stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions available to NewTech Brake's common stock. In the event of liquidation, dissolution or winding up NewTech Brake, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.

PREFERRED STOCK

         NewTech Brake's Certificate of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, par value $0.0001 per share. As of January 5, 2004, NewTech Brake had no issued and outstanding preferred stock. The preferred stock may be issued in one or more series, from time to time, with each such series to have such designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions of our Certificate of Incorporation.

OPTIONS AND OTHER CONVERTIBLE SECURITIES

         OPTIONS: As of January 5, 2004, NewTech Brake had 625,000 outstanding options. Each member of the Board of Directors has an option to purchase 125,000 shares of common stock at an exercise price of $0.50 per share. These options expire one year from the date the director leaves office.

         CONVERTIBLE DENTURES: NewTech Brake entered into a convertible debenture agreement with an unaffiliated party. The amount of the debenture was $300,000 Canadian Dollars (U.S. $200,100). The debenture bears interest of 10% per annum and expired on September 30, 2002. The debenture can be converted, at the discretion of the holder, at any time up to the expiring date into common shares of NewTech Brake at a rate of $0.05 U.S. of the balance outstanding, which rate has been adjusted for the one-for-twenty reverse stock split. This debenture was in default from the former administration (Internet VIP). On
January 7, 2004, NewTech Brake entered into an agreement with the debenture holder providing for the redemption of the convertible debenture. The agreement provides that NewTech Brake will redeem the convertible debenture with 16 equal monthly installments of $25,000 Canadian Dollars (US $16,667), including interest, commencing February 15, 2004 and the last installment of $24,687 Canadian Dollars (US $16,458) on June 15, 2005.

TRANSFER AGENT

         NewTech Brake's transfer agent is Intercontinental Registrar & Transfer Agency Inc., 900 Buchanan, P.O. Box 62405, Boulder City, Nevada 89006. Its telephone number is (702) 293-6717.

LIMITATION OF LIABILITY: INDEMNIFICATION

         Our Bylaws include an indemnification provision under which we have agreed to indemnify directors and officers of NewTech Brake to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of NewTech Brake.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of NewTech Brake pursuant to the foregoing, or otherwise, NewTech Brake has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

         AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our capital stock are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of NewTech Brake that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with NewTech Brake's Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

                                     EXPERTS

         The financial statements for the year ended February 28, 2003 and 2002 included in the Prospectus have been audited by Mark Cohen C.P.A., independent certified public accountants to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding NewTech Brake's ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         Kirkpatrick & Lockhart LLP, Miami, Florida, will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                              NEWTECH BRAKE, CORP.

                              FINANCIAL STATEMENTS

                                TABLE OF CONTENTS

Financial Statements as of August 31, 2003 (Unaudited)

  Balance Sheet as of August 31, 2003......................................................................             F-2

  Statement of Operations for the three and six-month periods ended August 31, 2003 and 2002...............             F-3

  Statement of Cash Flows for the three and six-month periods ended August 31, 2003 and 2002...............             F-4

  Notes to the Financial Statements........................................................................             F-5

Financial Statements as of February 28, 2003 and 2002

  Independent Auditors' Report.............................................................................             F-9

  Balance Sheets as of February 28, 2003 and 2002..........................................................            F-10

  Statements of Operations for the Years ended February 28, 2003 and 2002..................................            F-11

  Statements of Stockholders' Deficiency for the Years Ended February 28, 2003 and 2002....................            F-12

  Statements of Cash Flows for the Years Ended February 28, 2003 and 2002..................................            F-13

  Notes to the financial statements........................................................................            F-14

                               NEWTECH BRAKE CORP.
                           CONSOLIDATED BALANCE SHEET
                               AT AUGUST 31, 2003
                                   (UNAUDITED)

                                                  Assets

Current assets
  Cash and cash equivalents                                                                                     $     58,834
  Other receivables                                                                                                    8,047
-----------------------------------------------------------------------------------------------------------     ------------

    Total current assets                                                                                              66,881

Equipment, net                                                                                                       181,160
Prepaid financing commitment fees                                                                                    500,000
Licenses                                                                                                          11,960,000
-----------------------------------------------------------------------------------------------------------     ------------

    Total assets                                                                                                $ 12,708,041
-----------------------------------------------------------------------------------------------------------     ------------
-----------------------------------------------------------------------------------------------------------     ------------

                                   Liabilities and Shareholders' Equity

Current Liabilities
  Accounts payable and accrued liabilities                                                                      $    294,296
  Short term borrowings                                                                                               20,000
  Current portion of long term debt                                                                                  200,898
-----------------------------------------------------------------------------------------------------------     ------------

    Total current liabilities                                                                                        515,194

Long term borrowings (related party)                                                                                 618,919
-----------------------------------------------------------------------------------------------------------     ------------

    Total Liabilities                                                                                              1,134,113
-----------------------------------------------------------------------------------------------------------     ------------

Shareholders' Equity
  Common Stock, $.0001 par value; 200,000,000 shares authorized; issued and outstanding - 66,959,872                   6,693
  Paid in Capital                                                                                                 19,751,524
  Subscriptions receivable                                                                                        (2,905,600)
  Accumulated deficit                                                                                             (5,278,689)
-----------------------------------------------------------------------------------------------------------     ------------

    Total Shareholder's Equity                                                                                    11,573,928
-----------------------------------------------------------------------------------------------------------     ------------

    Total Liabilities and Shareholder's Equity                                                                  $ 12,708,041
-----------------------------------------------------------------------------------------------------------     ------------
-----------------------------------------------------------------------------------------------------------     ------------

Read the accompanying accounting notes to financial statements, which are an integral part of this financial statement.

                               NEWTECH BRAKE CORP.
                      CONSOLIDATED STATEMENT OF OPERATIONS
       FOR THE SIX AND THREE-MONTH PERIODS ENDED AUGUST 31, 2003 AND 2002
                                   (UNAUDITED)

                                                                  SIX MONTHS ENDED                   THREE MONTHS ENDED
                                                                     AUGUST 31,                          AUGUST 31,
                                                           ------------------------------      ------------------------------
                                                               2003              2002              2003              2002
                                                           ------------      ------------      ------------      ------------
Revenues                                                   $         --      $         --      $         --      $         --

Cost of Sales                                                        --            40,801                --            20,401
------------------------------------------------------     ------------      ------------      ------------      ------------

Gross Profit (loss)                                                  --           (40,801)               --           (20,401)
------------------------------------------------------     ------------      ------------      ------------      ------------

Operating expenses:
  Marketing                                                      33,135                --             7,566                --
  Salaries and payroll related                                   69,780               514            33,120                14
  Professional Fees                                              97,580            72,244            65,729             7,619
  Consulting services                                            77,792                --                --                --
  Travel                                                         21,829                --            17,318                --
  Selling, general and administrative expenses                   43,833            28,718            17,257            15,898
------------------------------------------------------     ------------      ------------      ------------      ------------

    Total operating expenses                                    343,949           101,476           140,991            23,531
------------------------------------------------------     ------------      ------------      ------------      ------------

Loss before other income (expense)                             (343,949)         (142,277)         (140,991)          (43,932)
------------------------------------------------------     ------------      ------------      ------------      ------------

Other income (expense):
  Interest expense                                              (12,015)          (11,310)           (5,622)           (5,422)
  Foreign exchange loss                                          (8,092)           (7,359)           (8,688)           (7,366)
------------------------------------------------------     ------------      ------------      ------------      ------------

    Total other income (expense)                                (20,107)          (18,669)          (14,309)          (12,788)
------------------------------------------------------     ------------      ------------      ------------      ------------

Net Loss                                                   $   (364,056)     $   (160,946)     $   (155,300)     $    (56,720)
------------------------------------------------------     ------------      ------------      ------------      ------------
------------------------------------------------------     ------------      ------------      ------------      ------------

Basic weighted average common shares outstanding             66,031,105        10,012,930        66,459,872        17,916,520
------------------------------------------------------     ------------      ------------      ------------      ------------
------------------------------------------------------     ------------      ------------      ------------      ------------

Basic and diluted Loss per common share                    $      (0.01)     $      (0.02)     $      (0.00)     $      (0.00)
------------------------------------------------------     ------------      ------------      ------------      ------------
------------------------------------------------------     ------------      ------------      ------------      ------------


Read the accompanying accounting notes to financial statements, which are an integral part of this financial statement.

                               NEWTECH BRAKE CORP.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            FOR THE SIX-MONTH PERIODS ENDED AUGUST 31, 2003 AND 2002
                                   (UNAUDITED)

                                                                                                  SIX MONTHS ENDED
                                                                                                     AUGUST 31,
                                                                                              ------------------------
                                                                                                 2003           2002
                                                                                              ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net Loss                                                                                    $(364,056)     $(160,946)

  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation                                                                                     --         40,801
    Stock issued for consulting services                                                         36,000         40,000

  Changes in Operating assets and liabilities:
    Receivables and other assets                                                                 (6,406)           981
    Accounts payable and other liabilities                                                         (705)        71,024
-----------------------------------------------------------------------------------------     ---------      ---------

     Net cash used in operating activities                                                     (335,167)        (8,140)
-----------------------------------------------------------------------------------------     ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of equipment                                                                       (181,160)            --
-----------------------------------------------------------------------------------------     ---------      ---------

     Net cash used in investing activities                                                     (181,160)            --
-----------------------------------------------------------------------------------------     ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Proceeds from:
     Bank overdraft                                                                                  --          3,018
     Convertible debentures                                                                          --          5,100
     Stockholder's capital contribution, net                                                     94,400             --
     Long term borrowings (related party)                                                       463,801             --
-----------------------------------------------------------------------------------------     ---------      ---------

     Net cash provided by financing activities                                                  558,201          8,118
-----------------------------------------------------------------------------------------     ---------      ---------

Net increase (decrease) in cash and cash equivalents                                             41,874            (22)

Cash and cash equivalents, beginning of period                                                   16,960             22
-----------------------------------------------------------------------------------------     ---------      ---------

Cash and cash equivalents, end of period                                                      $  58,834      $      --
-----------------------------------------------------------------------------------------     ---------      ---------
-----------------------------------------------------------------------------------------     ---------      ---------

Read the accompanying accounting notes to financial statement, which are an integral part of this financial statement.

                               NEWTECH BRAKE CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                 AUGUST 31, 2003

NOTE 1 - BASIS OF PRESENTATION

The accompanying  unaudited  consolidated  financial statements of Newtech Brake
Corp. have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. These consolidated financial statements reflect all adjustments consisting of normal recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto for the fiscal year ended February 28, 2003 included under the Form 10-KSB filed with the Securities and Exchange Commission.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that effect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - LICENSES

Licenses are accounted for at cost and are amortized on a straight-line basis over a ten-year period. Amortization of the licences acquired on July 1, 2002 will commence starting in the period when the braking system production starts.

NOTE 3 - REVENUE RECOGNITION

Due to the reorganization and the new operations of the Company, the Company's source of revenues will be generated from sales of braking systems. Presently, no revenues from the sales of braking systems have been accounted for by the corporation (see note 6 for a description of the new operations of the Company).

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provide guidance for disclosures related to revenue recognition policies. Management believes that current and prior revenue recognition practices are in conformity with the guidelines of SAB 101.

NOTE 4 - NET PROFIT (LOSS) PER SHARE

Profit or loss per common share is calculated under the provisions of SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. SFAS No. 128 requires the Company to report both basic profit or loss per share, which is based on the weighted-average number of common shares outstanding during the period, and diluted profit or loss per share, which is based on the weighted-average number of common shares outstanding plus all potential dilutive common shares outstanding. Options and warrants are not considered in calculating diluted profit or loss per share since considering such items would have an anti-dilutive effect.

                               NEWTECH BRAKE CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                 AUGUST 31, 2003


NOTE 5 - STOCKHOLDER'S EQUITY

In April 2003, the Company issued 180,000 shares of common stock in settlement of consulting services in the amount of $36,000 in connection with the Acquisition of Assets and Change of Control Agreement, dated April 11, 2002, between NewTech Group International Inc. and Internet VIP, Inc.

In June 2003, the Company issued 1,500,000 shares of common stock for a total subscription of $2,000,000 CAN and 1,500,000 shares of common stock for a total subscription of $1,500,000. As of August 31, 2003, $94,400 has been received, leaving a subscription receivable balance of $2,905,600 as reported on the balance sheet in Shareholders' Equity.

NOTE 6 - RE-ORGANIZATION OF THE COMPANY

During the quarter ended August 31, 2002, the Company entered into an agreement with NewTech Group International Inc. of Blainville, Quebec, whereby the Company underwent a change in control and a change in business orientation. The Company's primary business was providing long distance services between Eastern European countries and the rest of the world. After nearly three years of building and developing this network and the expenditure of over two million dollars, the Company still had only minimal revenues and had not as yet reached profitability. Given the intense competition in the telecom business, the future was not as promising as when the Company initially undertook this project. Therefore, the Board of Directors decided to seek out other ventures in addition to the Company's telecom business. NewTech Group International Inc. ("NewTech") is an accomplished research and development company that has developed various technologies related to brake systems for heavy vehicles and is the owner of patents, licenses and rights to these technologies. As NewTech sought to commercialize and market products produced from these technologies, it was the intention of NewTech's Board of Directors to enter into an agreement that would sell and transfer rights to some of these technologies to the Company.

In order to complete the transactions contemplated in the agreement, the Company re-organized the capitalization of the Company by reverse splitting the common stock in a ratio of one share for every twenty shares. The Company also amended its corporate charter and changed its name to NewTech Brake Corp. The closing of these transactions took place on July 1, 2002.

According to the agreement, NewTech Group International Inc. received from NewTech Brake Corp., in payment of the license to commercialize NewTech full contact disc brakes for the heavy duty vehicle market in North America and Europe, 30,000,000 common shares in July 2002 and 29,800,000 in January 2003, for a total payment of 59,800,000 common shares (post reversed split). The license agreement allows for royalties payment of 5% to NewTech Group International Inc. on sales of full contact disc brakes by NewTech Brake Corp. The primary telecom business of the Company has been discontinued. The mission of NewTech Brake Corp. is to identify, develop and exploit, under licenses bought from NewTech Group International Inc., opportunities to provide a new full contact disc brakes and related components to the Global heavy vehicle market.

The present public Company, of which approximately 86% of the outstanding common stock is owned by NewTech Group International Inc., changed its corporate name to NewTech Brake Corp. and its trading symbol to NWTB. Pursuant to the Agreement, NewTech Group International Inc. exercised its right to designate a majority of the Board of Directors of the Company.

                               NEWTECH BRAKE CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                 AUGUST 31, 2003


NOTE 7 - NEWTECH BRAKE CORP. LIABILITIES

LIABILITIES ASSOCIATED WITH DISCONTINUED INTERNET VIP OPERATIONS

Included in the August 31, 2003 financial statements of the Company are $465,238 of accounts payable, accrued liabilities, short and long terms loans associated with the discontinued former telecom business operated by Internet VIP (IVIP), the predecessor company. As of the date of the agreement, the Company had $819,018 in accounts payable, accrued liabilities, short and long term loans. Under the terms of the Asset Transfer and Change in Control Agreement completed between NewTech Group International Inc. and IVIP, the former controlling shareholders of IVIP had agreed to pay, resolve or eliminate all outstanding debts of IVIP except for certain specific contractually accepted items totaling $200,000. As at July 1, 2002, the effective date of the asset transfer and change in control, IVIP had $619,018 of liabilities that were to be eliminated.

As of August 31, 2003, there remains an outstanding $465,238 of those liabilities which under the terms of the agreement were to be eliminated. NewTech and NewTech Group International Inc. management are of the opinion that these liabilities do not belong to NewTech as there was a contractual undertaking by prior IVIP management to satisfy those liabilities after the closing of the asset transfer. However, until those liabilities are in fact satisfied or eliminated they will remain in the accounts of NewTech as liabilities associated with discontinued operations.

                                Mark Cohen C.P.A.
                           1772 East Trafalgar Circle
                               Hollywood, Fl 33020
                                 954) 922 - 6042
--------------------------------------------------------------------------------

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of NewTech Brake Corp.

We have audited the accompanying consolidated balance sheet of NewTech Brake Corp. as of February 28, 2003 and 2002, and the related statements of operations, shareholders' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NewTech Brake Corp. at February 28, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company has experienced an operating loss and management has determined that it will require additional capital to continue funding operations and meet its obligations as they come due. As discussed in
Note 7, management believes the existing sources of financing are sufficient to fund cash requirements for the next twelve months.

/s/ Mark Cohen
Mark Cohen C.P.A.
A Sole Proprietor Firm

Hollywood, Florida
May 15, 2003

                               NEWTECH BRAKE CORP.
                           CONSOLIDATED BALANCE SHEET
                              AT FEBRUARY 28, 2003

                                                                             February 28       February 28
                                                                                 2003             2002
                                                                                  $                $
                                                                             ------------      -----------
                                  Assets
Current assets
  Cash and cash equivalents                                                        16,960               22
  Other receivables                                                                 1,641            8,216
                                                                             ------------      -----------

    Total current assets                                                           18,601            8,238

Property and equipment, net                                                            --           82,771

Prepaid financing commitment fees                                                 500,000               --

Licenses                                                                       11,960,000               --
                                                                             ------------      -----------

    Total assets                                                               12,478,601           91,009
                                                                             ============      ===========


                   Liabilities and Shareholders' Equity

Current Liabilities
  Accounts payable and accrued liabilities                                        294,986          503,796
  Short term borrowings (related parties)                                         175,118           85,172
  Current portion of long term debt                                               135,507               --
                                                                             ------------      -----------

    Total current liabilities                                                     605,611          588,968

Long Term Debt                                                                     65,391          187,500
                                                                             ------------      -----------

    Total Liabilities                                                             671,002          776,468

Shareholders' Equity

Common Stock, $.0001 par value; authorized 200,000,000 shares in 2003 and
    50,000,000 shares in 2002; issued and outstanding - 63,779,872
    and 45,822,337 respectively                                                     6,375            4,582
  Paid in Capital                                                              16,715,842        4,094,742
  Accumulated Deficit                                                          (4,914,619)      (4,797,385)
  Accumulated other comprehensive income                                               --           12,600
                                                                             ------------      -----------

    Total Shareholder's Equity                                                 11,807,598         (685,461)

    Total liabilities and shareholder's equity                                 12,478,601           91,009
                                                                             ============      ===========


Read the accompanying accounting notes to financial statements, which are an integral part of this financial statement.

                               NEWTECH BRAKE CORP.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                FOR THE TWELVE MONTHS ENDED FEBRUARY 28, 2003 AND
                                FEBRUARY 28, 2002

                                                           Twelve months ended
                                                       ----------------------------
                                                       February 28      February 28
                                                           2003             2002
                                                            $                $
Revenues                                                        --          391,013

Cost of Sales                                                   --          575,393
                                                       -----------      -----------

Gross Profit (loss)                                             --         (184,380)

Operating expenses:
  Marketing                                                     --          173,877
  Salaries and payroll related                              17,338          174,450
  Professional Fees                                        160,363          325,746
  Travel                                                    33,763           31,763
  Rent                                                          --            2,218
  Selling, general and administrative expenses             123,082          219,263
                                                       -----------      -----------

    Total operating expenses                               334,547          927,317

Loss before other income (expense)                        (334,547)      (1,111,697)

Other income (expense):
  Gain on write-off of liabilities                         257,839               --
  Interest expense                                         (30,891)         (52,205)
  Write down on impaired software                               --          (14,375)
  Loss on abandonment of property                               --          (87,798)
  Loss on investment                                            --         (249,269)
  Foreign exchange gain (loss)                             (22,234)              --
                                                       -----------      -----------

   Total other income (expense)                            204,714         (403,647)
                                                       -----------      -----------

Loss from continuing operations                           (129,833)      (1,515,344)
                                                       -----------      -----------

Discontinued Operations:
   Loss from operations of discontinued subsidiary              --         (568,145)
  Gain on debt cancellation of bankrupt subsidiary              --        1,662,750
                                                       -----------      -----------

  Net result from discontinued subsidiary                       --        1,094,605
                                                       -----------      -----------

Net Loss                                                  (129,833)        (420,739)
                                                       -----------      -----------
                                                       -----------      -----------

Basic weighted average common shares outstanding        25,237,215       32,695,887
                                                       -----------      -----------
                                                       -----------      -----------

Basic and diluted Loss per common share                    (0.0051)         (0.0129)


Read the accompanying accounting notes to financial statements, which are an integral part of this financial statement

                               NEWTECH BRAKE CORP.
             CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY(DEFICIT)

                                                               Common Stock
                                                      ----------------------------        Paid-in          Deferred
                                                         Shares           Amount          Capital        Compensation
                                                      -----------      -----------      -----------      ------------
Balance, February 28, 2001                             25,206,037            2,510        2,905,921          (16,666)


Amortization of deferred compensation                                                                         16,666

Issuance of common stock in a private                      87,500                9           13,991
placement ($.16 per share)

Issuance of common stock in a private                     100,000               10           19,990
placement ($.20 per share)

Issuance of common stock in a private                      46,083                5            9,995
placement ($.22 per share)

Issuance of common stock in a private                   1,198,882              120          142,547
placement ($.12 per share)

Issuance of common stock in a private                     600,000               60            9,940
placement ($.02 per share)

Issuance of common stock in lieu of interest              130,432               13           33,411

Issuance of common stock for other investments          2,000,000              200           24,800

Issuance of common stock for conversion of debt         8,600,000              860          400,768

Issuance of common stock for services                   7,853,403              786          533,383          534,169
Net loss year ended February 28, 2002

Foreign currency translation adjustment
                                                      -----------      -----------      -----------      -----------
Balance, February 28, 2002                             45,822,337            4,582        4,094,742               --


Issuance of common stock for services                   4,000,000              400           39,600

Reverse split of common stock - 20 to 1               (47,331,192)          (4,736)           4,736
Issuance of common stock for brake system license      59,800,000            5,980       11,954,020

Issuance of common stock for conversion of debt           298,250               30          122,863

Issuance of common stock for financing                  1,190,477              119          499,881
commitment fees
Net loss year ended February 28, 2003
                                                      -----------      -----------      -----------      -----------
Balance, February 28, 2003                             63,779,872            6,375       16,715,842               --
                                                      ===========      ===========      ===========      ===========

                                                                            Accumulated
                                                                               other          Total
                                                         Accumulated       Comprehensive   Stockholders'
                                                           Deficit         Income/(loss)      Equity
                                                        ------------       -----------     -----------
Balance, February 28, 2001                                (4,376,646)               --      (1,484,880)


Amortization of deferred compensation                                                           16,666

Issuance of common stock in a private                                                           14,000
placement ($.16 per share)

Issuance of common stock in a private                                                           20,000
placement ($.20 per share)

Issuance of common stock in a private                                                           10,000
placement ($.22 per share)

Issuance of common stock in a private                                                          142,667
placement ($.12 per share)

Issuance of common stock in a private                                                           10,000
placement ($.02 per share)

Issuance of common stock in lieu of interest                                                    33,424

Issuance of common stock for other investments                                                  25,000

Issuance of common stock for conversion of debt                                                401,628

Issuance of common stock for services
Net loss year ended February 28, 2002                       (420,739)                         (420,739)

Foreign currency translation adjustment                                         12,600          12,600
                                                        ------------       -----------     -----------
Balance, February 28, 2002                                (4,797,385)           12,600        (685,461)


Issuance of common stock for services                                                           40,000

Reverse split of common stock - 20 to 1                                                             --
Issuance of common stock for brake system license                                           11,960,000

Issuance of common stock for conversion of debt                                                122,893

Issuance of common stock for financing                                                         500,000
commitment fees
Net loss year ended February 28, 2003                       (117,234)          (12,600)       (129,834)
                                                        ------------       -----------     -----------
Balance, February 28, 2003                                (4,914,619)               --      11,807,598
                                                        ============       ===========     ===========

Read the accompanying notes to financial statements, which are an integral part of this financial statement.

                               NEWTECH BRAKE CORP.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
       FOR THE TWELVE MONTHS ENDED FEBRUARY 28, 2003 AND FEBRUARY 28, 2002

                                                                                         Twelve months ended
                                                                                   ----------------------------
                                                                                   February 28,      February 28,
                                                                                      2003               2002
                                                                                   -----------       ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Loss                                                                           (129,833)        (420,739)
   Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation                                                                       82,771          114,000
     Foreign exchange translation                                                       13,398               --
     Amortization of employee stock based compensation                                      --           16,666
     Stock issued for marketing services                                                    --          154,000
     Stock issued for consulting services                                               40,000           19,000
     Stock issued for software development                                                  --          150,000
     Stock issued for other services                                                        --          211,150
     Stock issued for interest                                                              --           33,443
     Write down of impaired software                                                        --           14,375
     Loss on Abandoned property - continued operations                                      --           54,617
     Loss on Abandoned property - discontinued operations                                   --           69,589
     Loss on Investments                                                                    --          144,276
     Change in Comprehensive income                                                         --          (12,600)
     Gain on write-off of liabilities                                                 (257,839)              --
   Changes in Operating assets and liabilities:
     Receivables and other assets                                                        6,576          365,546
     Accounts payable and other liabilities                                            261,865       (1,104,855)
                                                                                   -----------       ----------

       Net cash provided by/(used in) operating activities                              16,938         (191,532)
                                                                                   -----------       ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Loss on investment                                                                       --          (27,662)
   Purchase of Property and equipment                                                       --          (33,181)
                                                                                   -----------       ----------

       Net cash provided by/(used in) investing activities                                  --          (60,843)
                                                                                   -----------       ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from:
     Stockholder's capital contribution, net                                                --          196,667
     Short-term borrowing, net                                                              --           28,250
                                                                                   -----------       ----------

       Net cash provided by financing activities                                            --          224,917
                                                                                   -----------       ----------

   Net increase (decrease) in cash and cash equivalents                                 16,938          (27,458)
   Cash and cash equivalents, beginning of period                                           22           27,480
                                                                                   -----------       ----------
   Cash and cash equivalents, end of period                                             16,960               22
                                                                                   -----------       ----------
                                                                                   -----------       ----------
  Supplemental Schedule of noncash investing and financing activities:

    Common stock issued for repayment of accounts payable                               57,722               --
    Common shares issued for repayment of short term borrowings                         65,172               --
    Common shares issued in payment of licenses                                     11,960,000               --
    Common shares issued in payment of financing commitment fees                       500,000               --
    Common stock issued for investment                                                      --           25,000
    Common stock issued to extinguish short term borrowings                                 --          122,400

Read the accompanying accounting notes to financial statement, which are an integral part of this financial statement.

                               NEWTECH BRAKE CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

NewTech Brake Corp. (the "Company"), previously Internet VIP Inc., was incorporated in the State of Delaware on November 13, 1998. The Company was formed to sell long distance international telephone services using the technology, Voice over Internet Protocol ("VoIP"). The Company also operated through a wholly owned Canadian subsidiary corporation, IVIP Telcom Canada Inc., which dissolved through the Canadian bankruptcy system on or about October 25, 2001.

Under the name of NewTech Brake Corp., the new business will be to identify, develop and exploit, under licenses brought from NewTech Group International Inc., opportunities to provide a new generation of safer, more efficient and cost-effective full contact disc brakes and related components to the North American and European heavy vehicle market.

NewTech Brake Corp. prepares its consolidated financial statements in accordance with generally accepted accounting principles. This basis of accounting involves the application of accrual accounting; consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. Financial statement items are recorded at historical cost and may not necessarily represent current values.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Certain amounts included in the financial statements are estimated based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of financial statements and actual results could differ from the estimates and assumptions. Every effort is made to ensure the integrity of such estimates.

Fair value of Financial Instruments

The carrying amounts reported in the balance sheet for cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate their fair values because of the immediate or short-term maturity of these financial instruments.

Cash and cash equivalents:

The Company considers all highly liquid investments with original maturities of ninety days or less to be cash and cash equivalents. Such investments are valued at quoted market prices.

Receivables:

The Company believes that the carrying amount of receivables at February 28, 2003 approximates the fair value at such date.

Property, equipment and depreciation:

Property  and  equipment  are  stated  at cost  less  accumulated  depreciation.
Depreciation is computed using the straight line method over the estimated useful lives as follows when the property and equipment is placed in service:

                    ------------------------------- ---------------------------
                                                       Estimate Useful Life
                                                            (In Years)
                    ------------------------------- ---------------------------
                    ------------------------------- ---------------------------
                    Computer Equipment                          3
                    ------------------------------- ---------------------------

Repairs and maintenance are charged to operations as incurred, and expenditures for significant improvements are capitalized. The cost of property and equipment retired or sold, together with the related accumulated depreciation, are removed from the appropriate asset and depreciation accounts, and the resulting gain or loss is included in operations.

Impairment of long-lived assets:

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The fair value of an asset is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. Quoted market prices in active markets are the best evidence of fair value and shall be used as the basis for the measurement, if available. If quoted market prices are not available, the estimate of fair value shall be based on the best information available in the circumstances. The estimate of fair value shall consider prices for similar assets and the results of valuation techniques to the extent available in the circumstances. Valuation techniques include the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, option-pricing models, matrix pricing and fundamental analysis.

Revenue Recognition:

The Company previous sources of revenues were in the form of sales from prepaid calling cards, dedicated line rentals, sales from telephone line usage on a time basis. Revenues from prepaid calling cards were recognized when the calling cards were used, any unused time was considered deferred revenue. Revenues from line rentals were recognized over the contractual life of the line rental agreement. Revenues from sales from telephone line usage were recognized when the line was used.

In the future, revenues will be in the form of sales from braking systems and will be recognized when the braking system is delivered to the client.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provide guidance for disclosures related to revenue recognition policies. Management believes that NewTech Brake Corp.'s revenue recognition practices are in conformity with the guidelines of SAB 101.

Earnings (Loss) per share calculation:

Earnings (Loss) per common share are calculated under the provisions of SFAS No. 28, "Earnings per Share," which establishes standards for computing and presenting earnings per share. SFAS No. 128 requires the Company to report both basic earnings (loss) per share, which is based on the weighted-average number of common shares outstanding during the period, and diluted earnings (loss) per share, which is based on the weighted-average number of common shares outstanding plus all potential dilutive common shares outstanding. Options and warrants are not considered in calculating diluted earnings (loss) per share since considering such items would have an anti-dilutive effect.

Stock based compensation:

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". he Company accounts for stock based compensation granted to non employees in accordance with SFAS No. 123.

Recent Accounting Pronouncements:

The Statement of Financial Accounting Standards Board (SFAS) No. 141, "Business Combinations," was issued by the Financial Accounting Standards Board (FASB) in July 2001. this Statement establishes standards for accounting and reporting for business combinations. This statement requires the purchase method of accounting to be used for all business combinations, and prohibits the pooling-of-interests method of accounting. This Statement is effective for all business combinations initiated after June 30, 2001 and supercedes APB Opinion No. 16, "Business Combinations" as well as Financial Accounting Standards Board Statement of Financial Accounting Standards No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." The adoption of this statement by the Company did not have a material impact on its financial condition or results of operations.

The Statement of Financial Accounting Standards Board (SFAS) No. 142, "Goodwill and Other Intangible Assets," was issued by the Financial Accounting Standards Board (FASB) in July 2001. This Statement addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisition. This statement requires goodwill amortization to cease and for goodwill to be periodically reviewed for impairment, for fiscal years beginning after October 31, 2001. SFAS No. 142 supercedes APB Opinion No. 17, "Intangible Assets." The adoption of this statement by the Company did not have a material impact on its financial condition or results of operations.

The  Statement  of  Financial   Accounting   Standards  Board  (SFAS)  No.  143,
"Accounting for Asset Retirement Obligation," was issued by the Financial Accounting Standards Board (FASB) in August 2001. This Statement will require companies to record a liability for asset retirement obligations in the period in which they are incurred, which typically could be upon completion or shortly thereafter. The FASB decided to limit the scope to legal obligation and the liability will be recorded at fair value. This Statement is effective for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of this statement to have a material impact on its financial condition or results of operations.

The Statement of Financial Accounting Standards Board (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued by the Financial Accounting Standards Board (FASB) in October 2001. This Statement provides a single accounting model for long-lived assets to be disposed of and replaces SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." This Statement is effective for fiscal years beginning after December 15, 2001. The adoption of this statement by the Company did not have a material impact on its financial condition or results of operations.

NOTE 3 - PROPERTY AND EQUIPMENT

At February 28, 2003, equipment with a cost of $244,804 was fully depreciated. The Company has removed the original cost and related accumulated depreciation accounts.

NOTE 4 - SHORT TERM BORROWINGS

On March 14, 2000, the Company entered into a $25,000 loan agreement with a nonaffiliated party for an initial period of three months which has been extended indefinitely. The loan bears interest of 15% per annum, payable in cash or common shares of the Company, at the Company's option, at a conversion rate of 1 share for $0.0625 of interest. The loan is convertible at any time, at the lender's option, in whole or in part, to common shares of the Company at a conversion rate of $0.25 per share. The interest expense resulting from the beneficial conversion feature has been charged to the statement of operations for the year ended February 28, 2002. Substantially all of the Company's assets are pledged to guarantee the repayment of the loan. The balance of the loan at February 28, 2003 was $23,000 including unpaid interest for the fiscal year ending February 28, 2003.

During the current fiscal year, the Company has received advances on a short-term basis from NewTech Group International Inc., a major shareholder of the Company, to support the development of the brake system operations. As of February 28, 2003, the balance is $155,118.

NOTE 5 - CONVERTIBLE DEBENTURE

On September 22, 2000, NewTech Brake Corp. entered into a convertible debenture agreement with an unaffiliated party. The amount of the debenture was $300,000 Canadian Dollars (US $200,100). The debenture bears interest of 10% per annum and expires on September 30, 2002. The debenture can be converted, at the discretion of the holder, at any time up to the expiring date into common shares of NewTech Brake Corp. at a rate of 1 share per US $0.05 of the balance outstanding which rate has been adjusted for the one-for-twenty reverse stock split. This debenture is in default and NewTech Brake Corp. is attempting to negotiate a settlement with the lender. On December 23, 2002, NewTech Brake Corp. entered into an agreement with the debenture holder providing for the redemption of the convertible debenture. The agreement provides that NewTech Brake Corp. will redeem the convertible debenture with 16 equal monthly installments of $25,000 Canadian dollars (US $16,667), including interest, commencing February 15, 2003 and the last installment of $24,687 Canadian Dollars (US $16,458) on June 15, 2004.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

In December 1998 the Company entered into a 4 year consulting agreement with the Nais Corp., a shareholder, according to which Nais Corp. will provide the Company with financial and business public relation consulting services in consideration for $6,000 USD per month. In accordance to the agreement, commitment will start when the Company reaches certain amounts of revenue as defined in the agreement. Nais Corp. claims that it is owed approximately $240,000 USD at February 28, 2002. Prior to March 31, 2001, management believed that this claim had no merit based on the limited revenue generation not meeting the minimum requirements of the agreement. Mr. Jack Ehrenhaus, managing director of Nais Corp. became the president of the Company during the fiscal year ended February 28, 2002, and believed at February 28, 2002 the claim has merit. The financial statements ended February 28, 2002 reflect an accrued liability of approximately $240,000 as consulting expense. At February 28, 2003, Mr.
Ehrenhaus was no longer the president of the Company. Current management believes that this claim, once again, has no merit and at February 28 ,2003, has reversed the liability and reflected a gain of $257,839 in the current year financial statements.

NOTE 7 - GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company reported net losses of $129,833 and $420,739 for the twelve months ended February 28, 2003 and February 28, 2002. Additional capital and/or borrowings will be necessary in order for the Company to continue in existence until attaining and sustaining profitable operations. Accordingly, pursuant to the Equity Line of Credit, the Company, at its discretion, may periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $25.0 million. The amount of each advance is subject to an aggregate maximum advance amount of $1,100,000 in any thirty-day period, under the Equity Line of Credit.

NOTE 8 - INCOME TAXES

The Company did not provide any current or deferred United States federal, state or foreign income tax provision or benefit for the period presented because it has experienced operating losses since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carry forwards, because of uncertainty regarding its realizability.

NOTE 9 - RELATED PARTIES

In February 2002, the Company issued 1,500,000 shares of common stock to its President and Vice President in settlement of accrued unpaid wages in the amount of $45,996 and loans to the Company in the amount of $20,000.

NOTE 10 - SHAREHOLDER'S EQUITY

Pre reverse stock split

The Company issued 4,000,000 shares of common stock for consulting services rendered totaling $40,000.

Reverse stock split

On July 1, 2002, the Company effectively reversed split its common shares in a ratio of twenty (20) to one (1).

Increase in authorized shares

On January 9, 2003, the Company amended its Articles of Incorporation to increase its common shares from 50 million to 200 million.

Post reverse stock split and increased authorized shares

The Company issued 59,800,000 shares of common stock to NewTech Group International Inc. pursuant to an Acquisition of Assets and Change of Control Agreement dated April 11, 2002 (the "Agreement"), whereby, NewTech Group International Inc. will transfer all of their interests in certain patents, and rights of certain automotive technologies specifically related to the brake system in heavy vehicle markets (the "NewTech Interests") to the Company valued at $11,960,000.

The Company issued 298,250 shares of common stock in settlement of debt valued at $122,893.

The Company issued 1,190,477 shares of common stock in settlement of prepaid financing commitment fees valued at $500,000.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT NEWTECH BRAKE CORP. EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

                   -----------------------

This  prospectus  does not  constitute  an offer to sell, or a                         ----------------------
solicitation of an offer to buy any securities:
                                                                                             PROSPECTUS

     / / except the common stock offered by this prospectus;
                                                                                        ---------------------
     / / in  any   jurisdiction   in   which   the   offer  or
         solicitation is not authorized;

     / / in  any  jurisdiction   where  the  dealer  or  other
         salesperson  is not  qualified  to make the  offer or                    22,762,033 SHARES OF COMMON STOCK
         solicitation;

     / / to any  person  to whom it is  unlawful  to make  the
         offer or solicitation; or                                                       NEWTECH BRAKE CORP.

     / / to any person who is not a United States resident or who is outside the jurisdiction of the United States.

   The delivery of this prospectus or any accompanying sale does not imply that:

                                                                                        ___________ __, 2004

     / / there have been no changes in the  affairs of NewTech
         Brake Corp. after the date of this prospectus; or

     / / the information contained in this prospectus is correct after the date of this prospectus.


                   -----------------------

Until __________, 2004, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Bylaws include an indemnification provision under which we have agreed to indemnify directors and officers of NewTech Brake to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of NewTech Brake.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of NewTech Brake pursuant to the foregoing, or otherwise, NewTech Brake has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. NewTech Brake will pay all expenses in connection with this offering.

              Securities and Exchange Commission Registration Fee        $         5,000
              Printing and Engraving Expenses                            $         2,500
              Accounting Fees and Expenses                               $         5,000
              Legal Fees and Expenses                                    $        57,500
              Miscellaneous                                              $        15,000
                                                                         -------------------

              TOTAL                                                      $        85,000
                                                                         ===================


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         On June 13, 2003, we issued 1,500,000 shares of our common stock, at a price of $1.33 CAN per share, for a total subscription of $2,000,000 CAN and 1,500,000 of our common stock, at a price of $1 per share, for a total subscription of $1,500,000. A total of $236,486 has been received, leaving a remaining balance of $2,763,514.

         In April 2003, we issued 180,000 shares of common stock in settlement of consulting services in the amount of $36,000 in connection with the Acquisition of Assets and Change of Control Agreement, dated April 11, 2002, between NewTech Group International Inc. and Internet VIP, Inc.

         In January 2003, we issued 29,800,000 shares of common stock as the remaining balance payment in connection with the Acquisition of Assets and Change of Control Agreement, dated April 11, 2002, between NewTech Group International Inc. and Internet VIP, Inc.

         In January 2003, we issued 29,800,000 shares of common stock as the remaining balance payment in connection with the Acquisition of Assets and Change of Control Agreement, dated April 11, 2002 between NewTech Group International Inc. and Internet VIP, Inc.

         In October 2002, we issued 23,810 shares of common stock to Aegis Capital Corp as a placement agent in connection with the equity line of credit transaction.

         In October 2002, we issued 1,166,667 shares of common stock to Cornell Capital Partners, L.P. as a commitment fee in connection with the equity line of credit transaction.

         In August 2002, we issued 16,500 shares of common stock in settlement of liabilities of $6,270.

         In July 2002, we issued 281,750 shares of common stock in settlement of liabilities of $113,421.

         In the second quarter of 2002, we issued 30,000,000 shares of common stock as partial payment in connection with the Acquisition of Assets and Change of Control Agreement, dated April 11, 2002 between NewTech Group International Inc. and Internet VIP, Inc. These shares were issued before the reverse stock split.

         During the quarter ended May 31, 2002, we issued 4,000,000 shares of common stock in settlement of consulting services in the amount of $40,000.

         Prior to April 2002, when we had our reverse stock split, the amounts of sales of unregistered securities listed here are not adjusted for the reverse stock split and are listed in their pre-split original share amounts.

         In February 2002, we issued 1,500,000 shares of common stock to the former Chairman of the Board, Ilya Gerol and former Vice-President, Viatcheslav Makarow in settlement of accrued, unpaid wages in the amount of $45,996 and loans to NewTech Brake in the amount of $20,000. Mr. Gerol and Mr. Makarow each received 750,000 shares of common stock.

         We received investment relations services from an affiliated company (a shareholder). Fees for such services which totaled $44,000 and $38,105 for the years ending February 28, 2002 and 2001 respectively.

         In November 2001, an outstanding loan balance of $102,400 was settled with the issuance of 5 million shares of common stock.

         In November 2001, we issued 2,500,000 shares of common stock in settlement of a short term loan in the amount of $102,400.

         In November 2001, we issued 50,605 shares of common stock in settlement of interest in the amount of $5,060.

         In October 2001, we issued 1,100,000 shares of common stock in settlement of salaries in the amount of $156,735.

         In October 2001, we issued 2,080,000 shares of common stock in settlement of services in the amount of $108,897.

         In September 2001, we issued 1,100,000 shares of common stock to its President, Vice-President and an administrative person in settlement of accrued unpaid wages in the amount of $156,735.24.

         In September 2001, we issued 500,000 shares of common stock to a shareholder for settlement of accrued liabilities totaling $27,500 USD.

         In August 2001, we issued 2,400,000 shares of common shares in settlement of services in the amount of $600,000.

         In August 2001, we issued 348,500 shares of common stock in settlement of services in the amount of $42,700.

         In August 2001, we sold 1,198,882 shares of common stock in a private placement of $142,667.

         In June 2001, we issued 2,000,000 shares of common stock in settlement for an investment in a non-related company in the amount of $300,000.

         In June 2001, we issued 900,000 shares of common stock in settlement for services in the amount of $252,000.

         In June 2001, we issued 50,605 shares of common stock in settlement of interest in the amount of $5,060.

         In June 2001, we issued 215,000 shares of common stock in settlement of services in the amount of $32,050.

         In May 2001 we sold 350,000 shares of common stock in a private placement of $52,500.

         In May 2001, we issued 64,500 shares of common stock in settlement of interest in the amount of $20,352.

         In May 2001, we issued 737,500 shares of common stock in settlement for services in the amount of $168,992.

         In March 2001, Mr. Rider, a former CEO, exercised his option to purchase 100,000 shares of common stock at $0.05 per share.

         In April 2001, we issued 87,500 shares of common stock in a private placement for $14,000.

         In May 2001, we issued 100,000 shares of common stock in a private placement for $20,000.

         In May 2001, we issued 46,083 shares of common stock in a private placement for $10,000.

         In August 2001, we issued 1,198,882 shares of common stock in a private placement for $142,667.

         In December 2001, we issued 600,000 shares of common stock in a private placement for $10,000.

         In June 2001, we issued 130,432 shares of common stock in settlement of interest expense in the amount of $33,424.

         In July 2001, we issued 2 million shares of common stock in exchange for 1 million shares of InterCaribe Telecom, Inc., a Canadian company. InterCaribe Telecom was marketing communication services in the Caribbean. The transaction was valued at $25,000 USD.

         Between April 1, 2001 and February 2002, NewTech Brake issued 8,600,000 shares of common stock in settlement of debt and accrued liabilities totaling $401,628.

         Between April 1, 2001 and February 2002, NewTech Brake issued 7,853,403 shares of common stock for services rendered totaling $534,169.

         We relied upon the exemption provided in Section 4(2) of the Securities Act and/or Rule 506 thereunder, which cover "transactions by an issuer not involving any public offering," to issue securities discussed above without registration under the Securities Act of 1933. The certificates representing the securities issued displayed a restrictive legend to prevent transfer except in compliance with applicable laws, and our transfer agent was instructed not to permit transfers unless directed to do so by NewTech Brake, after approval by our legal counsel. NewTech Brake believes that the investors to whom securities were issued had such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment. NewTech Brake also believes that the investors had access to the same type of information as would be contained in a registration statement.

ITEM 27.  EXHIBITS AND REPORTS ON FORM 8-K

         (A)      EXHIBITS:

EXHIBIT NO.    DESCRIPTION                                                      LOCATION
----------------------------------------------------------------------------------------------------------------------------------
3.1            Internet VIP, Inc.'s Certificate of Incorporation                Incorporated  by  reference  to Exhibit 2.1 in
                                                                                the  Registration   Statement  on  Form  10-SB
                                                                                12G/A filed with the SEC on August 5, 1999

3.2            Internet VIP, Inc.'s By-laws                                     Incorporated  by  reference  to Exhibit 2.2 in
                                                                                the  Registration   Statement  on  Form  10-SB
                                                                                12G/A filed with the SEC on August 5, 1999

3.3            NewTech  Brake  Corp.'s  Certificate  of  Amendment of           Incorporated  by  reference  to Exhibit 3.3 in
               Certificate of Incorporation                                     the  Quarterly  Report  on Form  10-QSB  filed
                                                                                with the SEC on January 15, 2003

5.1            Opinion  re: Legality                                            Provided herewith

10.1           Lease  Agreement,  dated  January 28,  1999,  by and between     Incorporated  by  reference  to Exhibit 6.1 in
               V.I.    Internet    Telecommunications    Inc.    and   V.I.     the  Registration   Statement  on  Form  10-SB
               Interservices Inc.                                               12G/A filed with the SEC on August 5, 1999

10.2           Memorandum  of  Understanding,  dated  November 25, 1998, by     Incorporated  by  reference  to Exhibit 6.2 in
               and between V.I.  Internet  Telecommunications  Inc. and The     the  Registration   Statement  on  Form  10-SB
               State  Directory  "Specialized  Technic and  Communications"     12G/A filed with the SEC on August 5, 1999
               of The Ministry of Interior of Russian Federation

10.3           Memorandum  of  Understanding,  dated  November 25, 1998, by     Incorporated  by  reference  to Exhibit 6.3 in
               and  between  V.I.  Internet   Telecommunications  Inc.  and     the  Registration   Statement  on  Form  10-SB
               Telecom XXI Development, LTD                                     12G/A filed with the SEC on August 5, 1999

10.4           Facilities Management Agreement,  dated February 1, 1999, by     Incorporated  by  reference  to Exhibit 6.4 in
               and  between VIP  Internet,  Inc.  and  3407276  Canada Inc.     the Registration  Statement on Amendment No. 2
               d/b/a Bridgepoint Enterprises                                    to Form  10-SB  12G/A  filed  with  the SEC on
                                                                                April 7, 2000

10.5           Agreement,  dated June 9, 1999,  by and  between VI Internet     Incorporated  by  reference  to Exhibit 6.5 in
               Telecommunications Inc. and Metrocom                             the Registration  Statement on Amendment No. 2
                                                                                to Form  10-SB  12G/A  filed  with  the SEC on
                                                                                April 7, 2000

10.6           Letter Amendment,  dated February 10, 2000, to Internet VIP,     Incorporated  by reference to Exhibit 6.3.1 in
               Inc.  from  Dr.  V.  Khimitchev,  Chief  of  Scientific  and     the Registration  Statement on Amendment No. 3
               Research  Institute,  "Special Technique and Communications"     to Form 10-SB  12G/A filed with the SEC on May
               of the Ministry of Interior of Russian Federation                26, 2000

10.7           Employment  Agreement,  dated  April  2000,  by and  between     Incorporated  by  reference  to  Exhibit 10 in
               Internet VIP, Inc. and Christian P. Richer                       the  Quarterly  Report  on Form  10-QSB  filed
                                                                                with the SEC on September 27, 2000


EXHIBIT NO.    DESCRIPTION                                                      LOCATION
----------------------------------------------------------------------------------------------------------------------------------
10.8           Agreement  and Plan of Merger,  dated May 30,  2001,  by and     Incorporated  by  reference  to  Exhibit 99 in
               among Internet VIP Inc., Yapalot Acquisition Corp.,  Yapalot     the Current  Report on Form 8-K filed with the
               Communications  Inc.,  and Yapalot  Communications  Holdings     SEC on July 5, 2001
               Inc.

10.9           Consulting  Agreement,  dated July 5, 2001,  by and  between     Incorporated  by  reference  to Exhibit 4.1 in
               Internet VIP, Inc. and Mayer Amsel                               the  Registration  Statement on Form S-8 filed
                                                                                with the SEC on July 11, 2001

10.10          Consulting  Agreement,  dated  June 15,  2001,  by and among     Incorporated  by  reference  to Exhibit 4.1 in
               Internet VIP, Inc., Michael Tuszynski and John Delisa            the  Registration  Statement on Form S-8 filed
                                                                                with the SEC on July 30, 2001

10.11          Consulting  Agreement,  dated March 19,  2002,  by and among     Incorporated  by  reference to Exhibit 10.1 in
               Internet VIP, Inc., Thom Skinner and Norbert Tauchner            the  Registration  Statement on Form S-8 filed
                                                                                with the SEC on May 29, 2002

10.12          Asset Transfer and Change in Control Agreement,  dated April     Incorporated  by reference to Exhibit 10.12 in
               11,  2002,  by and between  Internet  VIP,  Inc. and NewTech     the  Quarterly  Report  on Form  10-QSB  filed
               Group International Inc.                                         with the SEC on October 21, 2002

10.13          Equity Line of Credit  Agreement,  dated October 4, 2002, by     Incorporated  by reference to Exhibit 10.13 in
               and  between   NewTech  Brake  Corp.  and  Cornell   Capital     the  Quarterly  Report  on Form  10-QSB  filed
               Partners, LLP                                                    with the SEC on October 21, 2002

10.14          Registration  Rights  Agreement,  dated  October 4, 2002, by     Incorporated  by reference to Exhibit 10.14 in
               and  between   NewTech  Brake  Corp.  and  Cornell   Capital     the  Quarterly  Report  on Form  10-QSB  filed
               Partners, LP                                                     with the SEC on October 21, 2002

10.15          Escrow  Agreement,  dated  October  4,  2002,  by and  among     Incorporated  by reference to Exhibit 10.15 in
               NewTech Brake Corp., Cornell Capital Partners,  LP, Wachovia     the  Quarterly  Report  on Form  10-QSB  filed
               Bank, NA and Butler Gonzalez LLP                                 with the SEC on October 21, 2002

10.16          Placement  Agent  Agreement,  dated  October 4, 2002, by and     Incorporated  by reference to Exhibit 10.16 in
               between NewTech Brake Corp. and Westrock Advisors, Inc.          the  Quarterly  Report  on Form  10-QSB  filed
                                                                                with the SEC on October 21, 2002

10.17          Equity Line of Credit  Agreement,  dated  April  1, 2003, by     Incorporated  by reference to Exhibit 10.17 in
               and  between   NewTech  Brake  Corp.  and  Cornell   Capital     the  Quarterly  Report  on Form  10-QSB  filed
               Partners, LP                                                     with the SEC on October 6, 2003

10.18          Equity Line of Credit  Agreement,  dated January 6, 2004, by     Provided herewith
               and  between   NewTech  Brake  Corp.  and  Cornell   Capital
               Partners, LLP

10.19          Registration  Rights  Agreement,  dated  January 6, 2004, by     Provided herewith
               and  between   NewTech  Brake  Corp.  and  Cornell   Capital
               Partners, LP

10.20          Escrow  Agreement,  dated  January 6, 2004,  by  and   among     Provided herewith
               NewTech Brake Corp., Cornell Capital Partners,  LP, Wachovia
               Bank, NA and Butler Gonzalez LLP

10.21          Placement  Agent  Agreement,  dated  January 6, 2004, by and     Provided herewith
               between NewTech Brake Corp. and Westrock Advisors, Inc.

16.1           Letter,  dated October 16, 2000, from Arthur Andersen LLP to     Incorporated  by  reference to Exhibit 16.1 in
               the SEC                                                          the Current  Report on Form 8-K filed with the
                                                                                SEC on October 23, 2000


EXHIBIT NO.    DESCRIPTION                                                      LOCATION
----------------------------------------------------------------------------------------------------------------------------------
23.1           Consent of Kirkpatrick & Lockhart LLP                            Provided herewith (contained in Exhibit 5.1)

23.2           Consent of Mark Cohen C.P.A                                      Provided herewith


ITEM 28.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) Include any additional or changed material information on the plan of distribution;

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on January 12, 2004.


                                    NEWTECH BRAKE CORP.

                                    By: /s/ Yvon Rancourt
                                        ----------------------------------------
                                    Name:    Yvon Rancourt
                                    Title:   President, Chief Operating Officer,
                                             Chief Executive Officer and
                                             Chairman of the Board

         KNOW  ALL MEN BY THESE  PRESENTS,  that  each  person  whose  signature appears below constitutes and appoints Yvon Rancourt his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                          TITLE                                               DATE
---------                                          -----                                               ----

/s/ Yvon Rancourt
------------------------------------               President, Chief Operating Officer,                 January 12, 2004
Yvon Rancourt                                      Chief Executive Officer and
                                                   Chairman of the Board

/s/ Claude Rancourt
------------------------------------               Director and Secretary                              January 12, 2004
Claude Rancourt

/s/ Marc-Antoine Gratton
------------------------------------               Director                                            January 12, 2004
Marc-Antoine Gratton

/s/ Gilbert Lasnier
------------------------------------               Director                                            January 21, 2004
Gilbert Lasnier

/s/ Louis Lacroix
------------------------------------               Director                                            January 12, 2004
Louis Lacroix